PROSPECTUS SUPPLEMENT
(To Prospectus dated May 8, 2006)
Filed Pursuant to Rule 424(b)(5)
Registration No. 333-133876
A filing fee of $18,458, calculated in accordance with
Rule 457(r), has been transmitted to the SEC in connection
with the securities offered by means of this prospectus supplement.
$150,000,000 7.375% Senior Notes due 2046
       Pulte Homes, Inc. is offering $150,000,000 aggregate principal amount of 7.375% senior notes due 2046. Interest on the senior notes is payable in arrears on June 1, September 1, December 1 and March 1 of each year, beginning on September 1, 2006. The senior notes will mature on June 1, 2046. We may redeem the senior notes, in whole or in part, at any time on or after June 1, 2011, at a redemption price equal to 100% of the principal amount to be redeemed plus accrued and unpaid interest thereon to the redemption date. See “Description of Senior Notes — Optional Redemption.”
       The senior notes are unsecured and rank equally with all of our other unsecured and unsubordinated indebtedness. The senior notes will be issued only in registered form in minimum denominations of $25 and multiples of $25.
       The senior notes will be guaranteed on a senior basis by guarantees of our direct or indirect wholly-owned homebuilding subsidiaries in the United States, including Pulte Home Corporation and Del Webb Corporation.
       We intend to list the senior notes on the New York Stock Exchange and expect trading in the senior notes on the New York Stock Exchange to begin within 30 days after the original issue date. The senior notes are expected to trade “flat.” This means that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the senior notes that is not included in the trading price.
       Investing in the senior notes involves risks that are described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2005 and beginning on page S-7 of this prospectus supplement.

	Per Senior Note	Total

Price to investors(1)	100.00%	$150,000,000
Underwriters’ discount	3.15%	$4,725,000
Proceeds to Pulte, before expenses(1)	96.85%	$145,275,000

(1)	Plus accrued interest from May 17, 2006, if settlement occurs after that date.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these senior notes or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.
       We have granted the underwriters the right to purchase up to an additional $22,500,000 aggregate principal amount of senior notes to cover overallotments within 30 days of the date of this prospectus supplement.
       The senior notes are expected to be delivered through the book-entry delivery system of The Depository Trust Company and its direct participants, including Euroclear and Clearstream, on or about May 17, 2006.

Book Running Manager
Wachovia Securities

Co-Managers

Citigroup	Merrill Lynch & Co.	UBS Investment Bank
The date of this prospectus supplement is May 10, 2006

You should rely only on the information contained in or incorporated herein by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information provided by this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

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PULTE HOMES
       We are a publicly held holding company whose subsidiaries engage in the homebuilding and financial services businesses. We have two reportable business segments: homebuilding and financial services.
       Homebuilding, our core business, is engaged in the acquisition and development of land principally for residential purposes within the continental United States and Puerto Rico and the construction of housing on such land targeted to first-time, first and second move-up, and active adult home buyers. As of December 31, 2005, our homebuilding operations offered homes for sale in 662 communities in 54 markets and 27 states at prices ranging from $62,000 to $2.4 million (sales prices of homes offered for sale in 66% of our communities fall within the range of $100,000 to $350,000), with a 2005 average unit selling price of $315,000.
       Our homebuilding operations are geographically diverse and, as a result, better insulate us from demand changes in individual markets. As of March 31, 2006, our homebuilding business operated in 53 markets spanning 27 states, with 19,940 units in backlog valued at approximately $7.1 billion.
       We conduct our financial services business, which includes mortgage and title operations, through Pulte Mortgage LLC and other subsidiaries. Our mortgage bank arranges financing through the origination of mortgage loans primarily for the benefit of our homebuyers, but also services the general public. We also engage in the sale of such loans and the related servicing rights. We are a lender approved by the Federal Housing Authority and Department of Veterans Affairs and are a seller/ servicer approved by Government National Mortgage Association, Federal National Mortgage Association, Federal Home Loan Mortgage Corporation and other investors. In our conventional mortgage lending activities we follow underwriting guidelines established by Federal National Mortgage Association, Federal Home Loan Mortgage Corporation and private investors.
       Our executive offices are located at 100 Bloomfield Hills Parkway, Suite 300, Bloomfield Hills, Michigan 48304, and our telephone number is (248) 647-2750. Our website is located at http://www.pulte.com. The information on our website is not part of this prospectus supplement.

THE OFFERING
       The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the senior notes, see “Description of Senior Notes” in this prospectus supplement. In this prospectus supplement, “Pulte,” “we,” “us” and “our” refer to Pulte Homes, Inc. and its respective consolidated subsidiaries; and “underwriters” refers to the firms listed under the caption “Underwriting” in this prospectus supplement.
Terms of the Senior Notes:

Aggregate Principal Amount of 7.375% Senior Notes	$150,000,000. The underwriters may also purchase up to an additional $22,500,000 aggregate principal amount of senior notes at the public offering price less the underwriters’ discount to cover overallotments, if any, within 30 days of the date of this prospectus supplement.

Issuer	Pulte Homes, Inc., a Michigan corporation.

Interest Rate	7.375% per year.

Maturity Date	The senior notes will mature on June 1, 2046.

Interest Payment Dates	Interest on the senior notes is payable quarterly in cash in arrears on each June 1, September 1, December 1 and March 1 of each year, beginning September 1, 2006, to holders of record on the May 15, August 15, November 15 or February 15 preceding the relevant interest payment date.

Interest Calculations	Based on a 360-day year of twelve 30-day months.

Ranking	The senior notes will be unsecured and will rank equally with all of our unsecured and unsubordinated indebtedness.

Guarantees	Payment of principal of and interest on the senior notes will be guaranteed, jointly and severally (the “Guarantees”), by our direct or indirect wholly-owned homebuilding subsidiaries in the United States, including Pulte Home Corporation and Del Webb Corporation (the “Guarantors”). The Guarantees will rank equally with all other unsecured and unsubordinated indebtedness of such subsidiaries.

Optional Redemption	We may redeem any or all of the senior notes at any time on or after June 1, 2011 at a redemption price equal to 100% of the principal amount of the senior notes being redeemed, plus accrued and unpaid interest on the senior notes to the redemption date.

Form and Denominations	The senior notes will be issued in book-entry form and will be represented by global notes deposited with, or on behalf of, DTC and registered in the name of DTC or its nominees. Beneficial interests in any of the senior notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and the beneficial interests may not be exchanged for certificated senior notes, except in limited circumstances. The senior notes will be issued in minimum denominations of $25 and in multiples of $25.

Use of Proceeds	We estimate that we will receive net proceeds from the offering, after deducting the underwriters’ discount and before offering expenses, of $145,275,000. If the underwriters’ overallotment option is exercised in full, our net proceeds from the offering will be approximately $167,066,250 after deducting the underwriters’ discount and before offering expenses. We intend to use the net proceeds of this offering for general corporate purposes, including the repayment of indebtedness under our revolving credit facility. As of May 4, 2006, borrowings under our revolving credit facility were at a weighted average interest rate of 5.53%.
General Indenture Provisions Applicable to the Senior Notes:

No Limit on Debt	The indenture governing the senior notes does not limit the amount of debt that we may issue or provide holders any protection should we be involved in a highly leveraged transaction.

Certain Covenants	The indenture governing the senior notes contains covenants that, among other things, will limit our ability and the ability of some of our subsidiaries to:

• issue, assume or guarantee certain additional secured indebtedness; and

• engage in sale and lease-back transactions.

These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of Senior Notes” in this prospectus supplement and under the heading “Description of Debt Securities” in the accompanying prospectus.

Events of Default	Each of the following is an event of default under the indenture governing the senior notes:

• our failure to pay principal of or premium, if any, on the senior notes when due;

• our failure for 30 days to pay interest when due on the senior notes;

• the occurrence of a default in respect of our debt or the debt of our subsidiaries (except certain non-recourse land financing) totaling $10 million or more in aggregate principal amount, resulting in the acceleration of such debt or due to the failure to pay such debt at maturity;

• any guarantee in respect of the senior notes by certain of our guarantors ceases to be in full force and effect and enforceable in accordance with its terms;

• our failure to perform other covenants with respect to the senior notes for 60 days after receipt of notice of failure; and

• certain events of bankruptcy, insolvency or reorganization.

If any event of default occurs and is continuing, the trustee under the indenture or holders of at least 25% in aggregate principal amount of outstanding debt securities issued under the indenture may declare the principal thereof immediately due and payable.

Other	The senior notes constitute a separate series of debt securities under the indenture governing the senior notes. For purposes of determining whether holders of the requisite percentage in principal amount thereof have taken actions or exercised rights they are entitled to take or exercise under the indenture governing the senior notes, the senior notes will vote as a single class.

RISK FACTORS
       You should carefully consider the risks described below, as well as other information contained in this prospectus supplement and the related prospectus and in any other documents to which we refer you before investing in the senior notes.
We intend to seek approval for listing of the senior notes on the New York Stock Exchange and if we obtain approval we cannot assure you that an active trading market will develop for the senior notes.
       The senior notes are a new issue of securities for which there is no trading market. If the senior notes are approved for listing on the New York Stock Exchange, we can provide no assurance regarding the future development or maintenance of a market for the senior notes or the ability of holders of the senior notes to sell their senior notes. If such a market were to develop on the New York Stock Exchange or otherwise, the senior notes could trade at prices which may be higher or lower than the initial offering price depending on many factors independent of our creditworthiness, including, among other things:

•	the time remaining to the maturity of the senior notes;

•	the outstanding principal amount of the senior notes; and

•	the level, direction and volatility of market interest rates generally.
If the ratings of the senior notes are lowered or withdrawn, the market value of the senior notes could decrease.
       A rating is not a recommendation to purchase, hold or sell the senior notes, inasmuch as the rating does not comment as to market price or suitability for a particular investor. The ratings of the senior notes address the likelihood of the timely payment of interest and the ultimate repayment of principal of the senior notes pursuant to their respective terms. There is no assurance that a rating will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if in its judgment circumstances in the future so warrant. In the event that the rating initially assigned to the senior notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your senior notes without a substantial discount.
We may choose to redeem the senior notes prior to maturity.
       We may redeem all or a portion of the senior notes at any time on or after June 1, 2011 at a redemption price equal to 100% of the principal amount of the senior notes being redeemed plus accrued and unpaid interest on the senior notes to the redemption date. If prevailing interest rates are lower at the time of redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the senior notes being redeemed. Our redemption right may also adversely affect your ability to sell your senior notes as June 1, 2011 approaches and after such date.
The indenture that governs the senior notes does not restrict our ability to incur additional indebtedness, including certain secured indebtedness, which could make our debt securities more risky in the future.
       As of March 31, 2006, our consolidated indebtedness was approximately $3.86 billion. The indenture that governs the senior notes does not restrict our ability or the ability of our subsidiaries to incur additional indebtedness. If we incur certain secured indebtedness we would be required to equally and ratably secure the senior notes with such secured indebtedness. See “Description of Senior Notes — Certain Covenants — Restrictions on Secured Debt.” The degree to which we incur additional debt could have important consequences to holders of the senior notes, including:

•	limiting our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

•	requiring us to dedicate a substantial portion of our cash flows from operations to the payment of indebtedness and not for other purposes, such as working capital and capital expenditures;

•	limiting our flexibility to plan for, or react to, changes in our business;

•	making us more indebted than some of our competitors, which may place us at a competitive disadvantage;

•	making us more vulnerable to a downturn in our business; and

•	to the extent such indebtedness is secured indebtedness, the senior notes would be effectively subordinated to such secured indebtedness to the extent of the collateral securing such indebtedness.
The Guarantees may be unenforceable due to fraudulent conveyance or similar laws.
       The obligations of the Guarantors may be subject to challenge under state or federal fraudulent conveyance or similar laws. In general, under these laws, a court can subordinate or void an obligation such as a guarantee if it determines that the obligation was incurred with actual intent to hinder, delay or defraud creditors or if the guarantor did not receive fair consideration or reasonably equivalent value for the guarantee and:

•	was insolvent or rendered insolvent as a result of the guarantee;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature.
       In addition, a court could void any payment by us or a Guarantor pursuant to the senior notes or a Guarantee and require that payment to be returned to us or a Guarantor, or to a fund for the benefit of our creditors or the creditors of a Guarantor.

SELECTED CONSOLIDATED FINANCIAL INFORMATION
       The following table contains selected consolidated financial data and is qualified by the more detailed consolidated financial statements and related notes of Pulte incorporated herein by reference. The balance sheet data as of December 31, 2001, 2002, 2003, 2004 and 2005 and the income statement data for each of the fiscal years ended December 31, 2001, 2002, 2003, 2004 and 2005 are derived from the audited consolidated financial statements of Pulte. The balance sheet data as of March 31, 2005 and 2006 and the income statement data for the three months ended March 31, 2005 and 2006 are not audited and, in the opinion of management, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for such periods. The following selected historical financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto contained in our annual report on Form 10-K for the fiscal year ended December 31, 2005 and our quarterly report on Form 10-Q for the three months ended March 31, 2006 which are incorporated herein by reference.

						Three Months Ended
	Year Ended December 31,					March 31,

	2001(1)	2002	2003	2004	2005	2005	2006

						(Unaudited)	(Unaudited)
	(Dollars in thousands, except average sales prices)
Income Statement Data(2)
Revenues:
Homebuilding	$5,274,660	$7,167,915	$8,701,661	$11,400,008	$14,528,236	$2,486,294	$2,914,752
Financial Services	77,222	106,628	115,847	112,719	161,414	30,276	44,857
Other non-operating	2,210	1,202	3,281	1,749	4,885	1,248	2,967

Total revenues	5,354,092	7,275,745	8,820,789	11,514,476	14,694,535	2,517,818	2,962,576

Pre-tax income (loss):
Homebuilding	514,049	717,931	1,000,513	1,635,580	2,298,822	359,569	377,583
Financial Services	36,948	66,723	68,846	47,429	70,586	10,084	49,344
Other non-operating	(57,452)	(61,968)	(75,351)	(90,685)	(92,394)	(22,756)	(9,383)

Total pre-tax income	493,545	722,686	994,008	1,592,324	2,277,014	346,897	417,544
Income taxes	186,892	280,587	376,460	598,751	840,126	129,350	154,899

Income from continuing operations	306,653	442,099	617,548	993,573	1,436,888	217,547	262,645
Income (loss) from discontinued operations	(5,260)	11,546	7,086	(7,032)	55,025	695	—

Net income	$301,393	$453,645	$624,634	$986,541	$1,491,913	$218,242	$262,645

Balance Sheet Data(2)
Assets:
Homebuilding	$4,991,421	$5,934,901	$7,114,803	$9,263,864	$11,757,925	$10,188,498	$12,009,309
Financial Services	481,914	645,417	584,976	719,505	1,052,578	441,631	588,860
Other non-operating	237,558	291,769	372,372	423,528	237,671	270,978	104,847

Total assets	$5,710,893	$6,872,087	$8,072,151	$10,406,897	$13,048,174	$10,901,107	$12,703,016

Indebtedness (including current maturities):
Financial Services	413,675	559,621	479,287	617,415	893,001	338,671	447,022
Other non-operating	1,832,864	1,913,268	2,150,972	2,861,550	3,386,527	3,510,455	3,411,382

Total indebtedness	$2,246,539	$2,472,889	$2,630,259	$3,478,965	$4,279,528	$3,849,126	$3,858,404

Shareholder’s equity	$2,276,665	$2,760,426	$3,448,123	$4,522,274	$5,957,342	$4,769,867	$6,183,324

						Three Months Ended
	Year Ended December 31,					March 31,

	2001(1)	2002	2003	2004	2005	2005	2006

						(Unaudited)	(Unaudited)
	(Dollars in thousands, except average sales prices)
Summary of Operating and Other Financial Data(2):
Ratio of earnings to fixed charges:(3)	4.16	4.46	5.44	7.69	9.32	6.23	6.76
Homebuilding in the United States:
Unit settlements	22,915	28,903	32,693	38,612	45,630	8,019	8,602
Average sales price	$225,000	$242,000	$259,000	$287,000	$315,000	$307,000	$336,000
Backlog of sales contracts — units	8,678	10,605	13,952	15,916	17,817	19,964	19,940
Backlog of sales contracts — dollar value	$2,118,000	$2,857,000	$4,147,000	$5,154,000	$6,301,000	$6,525,000	$7,096,000

(1)	Calculations for 2001 include the operations for Del Webb Corporation since July 31, 2001, the date on which our merger with Del Webb Corporation closed.

(2)	Certain amounts in the years 2001 through 2004 were reclassified to conform to the 2005 presentation.

(3)	The ratios of earnings to fixed charges set forth above are computed on a total enterprise basis, except for our discontinued thrift operations, Mexico homebuilding operations, and Argentina operations, which have been excluded. Fixed charges include interest incurred and a portion of rent expense, which represents the estimated interest factor and amortization of debt expense.
USE OF PROCEEDS
       We estimate that we will receive net proceeds from the offering, after deducting the underwriters’ discount and before offering expenses, of approximately $145,275,000. If the underwriters’ overallotment option is exercised in full our net proceeds from the offering will be approximately $167,066,250 after deducting the underwriters’ discount and before offering expenses. We intend to use the net proceeds from this offering for general corporate purposes including the repayment of outstanding indebtedness under our revolving credit facility. As of May 4, 2006, an aggregate of $574 million was outstanding under our revolving credit facility at a weighted average interest rate of 5.53%.

CAPITALIZATION
       The following table sets forth our unaudited capitalization at March 31, 2006 on an actual basis and as adjusted to give effect to the issuance of the senior notes and the application of the proceeds of this offering as set forth in “Use of Proceeds.” This table should be read in conjunction with our consolidated financial statements and related notes and other financial information that we have incorporated herein by reference.

	As of March 31, 2006

	Actual	As Adjusted

	(In thousands)
	(Unaudited)
Indebtedness:
Short-term debt(1)	$24,500	$0
Long-term debt
Senior Indebtedness	3,386,882	3,536,882
Collateralized short-term debt, recourse solely to non-guarantor subsidiary assets	447,022	447,022

Total debt	$3,858,404	$3,983,904

Shareholders’ equity:
Common stock	$2,566	$2,566
Additional paid-in capital	1,224,132	1,224,132
Accumulated other comprehensive loss	(3,316)	(3,316)
Retained earnings	4,959,942	4,959,942

Total shareholders’ equity	$6,183,324	$6,183,324

Total capitalization	$10,041,728	$10,167,228

(1)	The balance of short-term debt outstanding as of May 4, 2006 was $574 million.

THE GUARANTORS
       The senior notes are being guaranteed by our direct or indirect wholly-owned homebuilding subsidiaries in the United States (including Pulte Home Corporation, Del Webb Corporation and all of their respective homebuilding subsidiaries in the United States), including: American Title of the Palm Beaches Corporation; Anthem Arizona L.L.C.; Asset Five Corp.; Asset Seven Corp.; Carr’s Grant, L.L.C.; Del E. Webb Foothills Corporation; Del Webb California Corp.; Del Webb Communities, Inc.; Del Webb Communities of Illinois, Inc. (formerly known as Bellasera Corp.); Del Webb Corporation; Del Webb Golf Corp.; Del Webb Home Construction, Inc.; Del Webb Limited Holding Co.; Del Webb Southwest Co.; Del Webb Texas Limited Partnership; Del Webb’s Coventry Homes Construction Co.; Del Webb’s Coventry Homes, Inc.; Del Webb’s Coventry Homes of Nevada, Inc.; Del Webb’s Spruce Creek Communities, Inc.; Del Webb’s Sunflower of Tucson, Inc.; Devtex Land, L.P.; DiVosta Building Corporation; DiVosta Homes Sales, Inc. (formerly known as DiVosta Homes, Inc.); DiVosta Homes, L.P.; Florida Building Products, LLC; Harrison Hills, LLC; Island Walk Development Company; PB Venture L.L.C.; PBW Corporation; PC/BRE Development L.L.C.; PC/BRE Springfield L.L.C.; PC/BRE Venture L.L.C.; PC/BRE Whitney Oaks L.L.C.; PC/BRE Winfield L.L.C.; PH1 Corporation; PH2 Corporation; PH3 Corporation; PH4 Corporation; PHT Building Materials Limited Partnership; PN I, Inc.; PN II, Inc.; Pulte Building Systems Holding Company L.L.C.; Pulte Communities NJ, Limited Partnership; Pulte Development Corporation; Pulte Home Corporation; Pulte Home Corporation of the Delaware Valley; Pulte Homes of Greater Kansas City, Inc.; Pulte Homes of Michigan LLC; Pulte Homes of Michigan I Limited Partnership; Pulte Homes of Minnesota Corporation; Pulte Homes of New England LLC; Pulte Homes of New Mexico, Inc.; Pulte Homes of New York, Inc.; Pulte Homes of NJ, Limited Partnership; Pulte Homes of Ohio LLC; Pulte Homes of PA, Limited Partnership; Pulte Homes of Texas, L.P.; Pulte Homes Tennessee Limited Partnership; Pulte Land Company, LLC; Pulte Land Development Corporation; Pulte Lifestyle Communities, Inc.; Pulte Michigan Holdings Corporation; Pulte Michigan Services, LLC; Pulte Payroll Corporation; Pulte Realty Corporation; Radnor Homes, Inc.; RiverWalk of the Palm Beaches Development Company, Inc.; RN Acquisition 2 Corp.; Terravita Corp.; Terravita Home Construction Co.; Wil Corporation; and Wilben, LLLP.
       Each of the Guarantors will fully and unconditionally guarantee on a joint and several basis our obligations under the senior notes, subject to such guarantee not constituting or resulting in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, in which case, the liability of such Guarantor under its guarantee will be reduced to the maximum amount, after giving effect to all other contingent and fixed liabilities of such Guarantor (which generally consists of indebtedness and other obligations of such Guarantor, including trade payables), permissible under applicable fraudulent conveyance or similar law. For certain financial information relating to the Guarantors see Note 12 of the Notes to Consolidated Financial Statements for the year ended December 31, 2005, as set forth in our annual report on Form 10-K for the year ended December 31, 2005 and Note 7 of the Notes to Condensed Consolidated Financial Statements for the quarter ended March 31, 2006, as set forth in our quarterly report on Form 10-Q for the quarter ended March 31, 2006.
       The executive offices of the Guarantors are located at 100 Bloomfield Hills Parkway, Suite 300, Bloomfield Hills, Michigan, 48304; telephone: (248) 647-2750.

DESCRIPTION OF SENIOR NOTES
       The following description of the particular terms of the senior notes offered by this prospectus supplement augments, and to the extent inconsistent replaces, the description of the special terms and provisions of the debt securities under “Description of Debt Securities” in the accompanying prospectus.
General
       The senior notes will be issued under an indenture dated as of October 24, 1995, as supplemented by the Indenture Supplements dated as of August 27, 1997, March 20, 1998, January 31, 1999, April 3, 2000, February 21, 2001, July 31, 2001, June 12, 2002, February 3, 2003, May 22, 2003, January 16, 2004, July 9, 2004, February 10, 2005 and May 17, 2006 (as supplemented, the “Indenture”), between Pulte, as issuer, the subsidiary guarantors named therein (collectively, the “Guarantors”) and J.P. Morgan Trust Company, National Association (successor-in-interest to Bank One Trust Company, National Association, which was successor-in-interest to First National Bank of Chicago), as Trustee (the “Trustee”).
       We have summarized selected provisions of the Indenture below. The summary is not complete. Copies of the Indenture are available to prospective purchasers of the senior notes upon request made to the underwriters. You should read the Indenture for provisions that may be important to you. Capitalized terms have the meanings assigned to them in the Indenture.
Principal, Maturity and Interest
       The Indenture does not limit the amount of debt securities that we may issue. We may issue debt securities under the Indenture from time to time in one or more series. The senior notes constitute a separate series of debt securities under the Indenture. For purposes of determining whether holders of the requisite percentage in principal amount thereof have taken actions or exercised rights they are entitled to take or exercise under the Indenture, the senior notes will vote as a single class.
       The senior notes will be unsecured and unsubordinated obligations of Pulte Homes, Inc. and will rank equally and ratably with our other unsecured and unsubordinated indebtedness.
       We conduct our operations through our subsidiaries and, therefore, we are primarily dependent on the earnings and cash flows of our subsidiaries to meet our debt service obligations. There currently are no restrictions on the ability of our subsidiaries (including the subsidiaries that are not Guarantors) to provide funds to us to meet our debt service obligations.
       Any right that we have or that our creditors have to participate in the assets of any of our subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary’s creditors, including trade creditors. Accordingly, the senior notes will also be effectively subordinated to the creditors of our subsidiaries. The senior notes will, however, have the benefit of the Guarantees from the Guarantors, which consist of all of our U.S. homebuilding subsidiaries. The Guarantees from the Guarantors, however, are unsecured, and accordingly, will be effectively subordinated to the secured debt of the Guarantors. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the senior notes or to make any funds available therefor, whether by dividends, loans or other payments, other than as expressly provided in the Guarantees. The payment of dividends or the making of loans and advances to us by our subsidiaries are subject to contractual, statutory or regulatory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.
       The senior notes will mature on June 1, 2046. The senior notes issued hereunder will be initially limited to $150,000,000 aggregate principal amount ($172,500,000 if the overallotment option is exercised in full), but we may “reopen” the senior notes series and issue additional senior notes at any time on the same terms and conditions and with the same CUSIP number as the senior notes we offer by this prospectus supplement. Interest on the senior notes will accrue at a rate of 7.375% per annum, will be computed on the basis of a 360-day year of twelve 30-day months and will be payable quarterly in arrears on each June 1, September 1, December 1 and March 1 (each, an “Interest Payment Date”), commencing on September 1, 2006.

       We will pay interest to the persons in whose names the senior notes are registered at the close of business on May 15, August 15, November 15 or February 15, as the case may be, before any Interest Payment Date.
       We expect that payments of principal, premium, if any, and interest to owners of beneficial interests in global notes will be made in accordance with the procedures of The Depository Trust Company (“DTC”) and its participants in effect from time to time. DTC will act as the Depositary for the global notes.
       The senior notes will not be entitled to the benefit of any sinking fund or mandatory redemption provisions.
       The senior notes will be issued only in fully registered form without coupons, in minimum denominations of $25 and integral multiples of $25.
       The principal of, premium, if any, and interest on the senior notes will be payable, and, subject to the restrictions on transfer described herein, the senior notes may be surrendered for registration of transfer or exchange, at the office or agency maintained by us for that purpose in the Borough of Manhattan, The City of New York; provided that payments of interest may be made at our option by check mailed to the address of the persons entitled thereto or by transfer to an account maintained by the payee with a bank located in the United States. The office or agency initially maintained by us for the foregoing purposes shall be the office of the Trustee. No service charge will be made for any registration of transfer or exchange of the senior notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection herewith.
       If any Interest Payment Date or maturity date of any of the senior notes is not a business day at any place of payment, then payment of principal, premium, if any, and interest need not be made at such place of payment on that date but may be made on the next succeeding business day at that place of payment, and no interest will accrue on the amount payable for the period from and after such Interest Payment Date or maturity date, as the case may be.
       The Indenture does not limit the amount of indebtedness that we or our subsidiaries may issue. The Indenture does not contain covenants or other provisions designed to afford holders of the senior notes protection in the event of a highly leveraged transaction, change in credit rating or other similar occurrence.
       We intend to list the senior notes on the New York Stock Exchange.
       We expect the senior notes to trade at a price that takes into account the value, if any, of accrued and unpaid interest. This means that purchasers will not pay, and sellers will not receive, accrued and unpaid interest on the senior notes that is not included in their trading price. Any portion of the trading price of a senior note that is attributable to accrued interest will be treated as ordinary interest income for federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the senior notes. See “United States Federal Taxation” below.
Guarantees
       Payment of principal of, premium, if any, and interest on the senior notes will be guaranteed, jointly and severally, on a senior basis by all of the Guarantors. Each Guarantee will be an unsecured senior obligation of the Guarantor issuing such Guarantee, ranking equal in right of payment with all existing and future Guarantor Senior Indebtedness.
       The Indenture provides that, in the event any Guarantee would constitute or result in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, the liability of the Guarantor under such Guarantee shall be reduced to the maximum amount, after giving effect to all other contingent and other liabilities of such Guarantor, permissible under the applicable fraudulent conveyance or similar law.

Optional Redemption
       We may, at our option, redeem the senior notes in whole or in part at any time on or after June 1, 2011, on at least 30 but not more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on the senior notes to the redemption date. In determining the redemption price and accrued interest, interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.
       If money sufficient to pay the redemption price of and accrued interest on the senior notes to be redeemed is deposited with the Trustee on or before the redemption date, on and after the redemption date interest will cease to accrue on the senior notes (or such portions thereof) called for redemption and the senior notes will cease to be outstanding.
       On and after the redemption date, interest will cease to accrue on the senior notes or any portion of the senior notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the senior notes to be redeemed on that date. If less than all of the senior notes are to be redeemed, the senior notes to be redeemed shall be selected by lot by DTC, in the case of senior notes represented by a global security, or by the Trustee by a method the Trustee deems to be fair and appropriate, in the case of senior notes that are not represented by a global security.
       The senior notes do not contain any provisions affording the holders the right to require us to purchase the senior notes after the occurrence of any change in control event affecting the Company.
Certain Covenants
       Restrictions on Secured Debt. The Indenture provides that we will not, and will not cause or permit a Restricted Subsidiary to, create, incur, assume or guarantee any Secured Debt unless the senior notes will be secured equally and ratably with (or prior to) such Secured Debt, with certain exceptions. This restriction does not prohibit the creation, incurrence, assumption or guarantee of Secured Debt which is secured by:

(1) Security Interests on model homes, homes held for sale, homes that are under contract for sale, contracts for the sale of homes, land (improved or unimproved), manufacturing plants, warehouses or office buildings and fixtures and equipment located thereat, or thereon;

(2) Security Interests on property at the time of its acquisition by us or a Restricted Subsidiary, which Security Interests secure obligations assumed by us or a Restricted Subsidiary, or on the property of a corporation or other entity at the time it is merged into or consolidated with us or a Restricted Subsidiary (other than Secured Debt created in contemplation of the acquisition of such property or the consummation of such a merger or where the Security Interest attaches to or affects our property or the property of a Restricted Subsidiary prior to such transaction);

(3) Security Interests arising from conditional sales agreements or title retention agreements with respect to property acquired by us or a Restricted Subsidiary; and

(4) Security Interests securing Indebtedness of a Restricted Subsidiary owing to us or to another Restricted Subsidiary that is wholly-owned (directly or indirectly) by us or Security Interests securing our Indebtedness owing to a Guarantor.
       Additionally, such permitted Secured Debt includes any amendment, restatement, supplement, renewal, replacement, extension or refunding in whole or in part, of Secured Debt permitted at the time of the original incurrence thereof.
       In addition, we and our Restricted Subsidiaries may create, incur, assume or guarantee Secured Debt, without equally and ratably securing the senior notes, if immediately thereafter the sum of (1) the aggregate principal amount of all Secured Debt outstanding (excluding Secured Debt permitted under clauses (1) through (4) above and any Secured Debt in relation to which the senior notes have been equally and ratably secured) and (2) all Attributable Debt (as defined below) in respect of Sale and Leaseback Transactions (as defined below) (excluding Attributable Debt in respect of Sale and Leaseback Transactions as to which the net proceeds of the property sold or transferred are applied to retire Indebtedness or to the purchase of property as described under “Restrictions on Sale and Leaseback Transactions”) as of the date of determination would not exceed 20% of Consolidated Net Tangible Assets (as defined below).
       The provisions described above with respect to limitations on Secured Debt are not applicable to Non-Recourse Land Financing (as defined below) by virtue of the definition of Secured Debt, and will not restrict or limit our or our Restricted Subsidiaries’ ability to create, incur, assume or guarantee any unsecured Indebtedness, or of any subsidiary which is not a Restricted Subsidiary to create, incur, assume or guarantee any secured or unsecured Indebtedness.
       Restrictions on Sale and Lease-back Transactions. The Indenture provides that we will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction, unless:

(1) notice is promptly given to the Trustee of the Sale and Leaseback Transaction;

(2) fair value is received by us or the relevant Restricted Subsidiary for the property sold (as determined in good faith pursuant to a resolution of the Board of Directors of Pulte delivered to the Trustee); and

(3) we or a Restricted Subsidiary, within 365 days after the completion of the Sale and Leaseback Transaction, applies an amount equal to the net proceeds therefrom either:

•	to the redemption, repayment or retirement of debt securities of any series under the Indenture (including the cancellation by the Trustee of any debt securities of any series delivered by Pulte to the Trustee), Senior Indebtedness of Pulte or Guarantor Senior Indebtedness, or

•	to the purchase by us or any Restricted Subsidiary of property substantially similar to the property sold or transferred.
       In addition, we and our Restricted Subsidiaries may enter into a Sale and Leaseback Transaction if immediately thereafter the sum of (1) the aggregate principal amount of all Secured Debt outstanding (excluding Secured Debt permitted under clauses (1) through (4) described in “Restrictions on Secured Debt,” above or Secured Debt in relation to which the senior notes have been equally and ratably secured) and (2) all Attributable Debt in respect of Sale and Leaseback Transactions (excluding Attributable Debt in respect of Sale and Leaseback Transactions as to which the net proceeds of the property sold or transferred are applied to retire Indebtedness or to the purchase of property as described in clause (2) above) as of the date of determination would not exceed 20% of Consolidated Net Tangible Assets.
Certain Definitions
       “Attributable Debt” means, in respect of a Sale and Leaseback Transaction, the present value (discounted at the weighted average effective interest cost per annum of the outstanding debt securities of all series, compounded semiannually) of the obligation of the lessee for rental payments during the remaining term of the lease included in such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended or, if earlier, until the earliest date on which the lessee may terminate such lease upon payment of a penalty (in which case the obligation of the lessee for rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water and utility rates and similar charges.
       “Bank Credit Facility” means the Second Amended and Restated Credit Agreement, dated as of October 31, 2005, by and among Pulte Homes, Inc., material subsidiaries of Pulte Homes, Inc. as guarantors, JPMorgan Chase Bank, N.A., as administrative agent, Citigroup Global Markets Inc., as syndication agent, and the other lenders named therein, as may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time, including any agreement extending the maturity of or refinancing or refunding all or any portion of the Indebtedness or increasing the amount to be borrowed under such agreements or any successor agreement, whether or not by or among the same parties.
       “Consolidated Net Tangible Assets” means the total amount of assets which would be included on a combined balance sheet of the Restricted Subsidiaries (not including Pulte) together with the total amount of assets that would be included on Pulte’s balance sheet, not including its subsidiaries, under generally accepted accounting principles (less applicable reserves and other properly deductible items) after deducting therefrom:

(1) all short-term liabilities, except for liabilities payable by their terms more than one year from the date of determination (or renewable or extendible at the option of the obligor for a period ending more than one year after such date) and liabilities in respect of retiree benefits other than pensions for which the Restricted Subsidiaries are required to accrue pursuant to Statement of Financial Accounting Standards No. 106;

(2) investments in subsidiaries that are not Restricted Subsidiaries, including, without limitation, Pulte Mortgage LLC; and

(3) all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of debt and other intangible assets.
       “Guarantor Senior Indebtedness” means the principal of, premium on, if any, and interest on (including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, whether or not allowable as a claim in such proceeding) and other amounts due on or in connection with any Indebtedness of any Guarantor, whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not rank equal with the Guarantees. Without limiting the generality of the foregoing, “Guarantor Senior Indebtedness” shall include the principal of, premium, if any, and interest (including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, whether or not allowable as a claim in such proceeding) on all obligations of every nature of any Guarantor under the Bank Credit Facility, the Indenture and any interest rate or foreign exchange agreement now existing or hereinafter entered into by any Guarantor with any lender under the Bank Credit Facility, including, without limitation, all fees, expenses (including fees and expenses of counsel), claims, charges and indemnity obligations. Notwithstanding the foregoing, “Guarantor Senior Indebtedness” shall not include (1) Indebtedness of any Guarantor that is expressly subordinated in right of payment to such Guarantor’s Guarantee, (2) Indebtedness of any Guarantor that by operation of law is subordinate to any general unsecured obligations of such Guarantor, (3) Indebtedness of any Guarantor to the extent incurred in violation of the restrictions described under “Restrictions on Secured Debt” and “Restrictions on Sale and Lease-back Transactions,” (4) Indebtedness of any Guarantor to Pulte or any of its Subsidiaries, (5) any liability for federal, state, local or other taxes owed or owing by any Guarantor, and (6) trade payables owed or owing by any Guarantor.
       “Indebtedness” means (1) any liability of any person (A) for borrowed money, or (B) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind (other than a trade payable or a current liability arising in the ordinary course of business), or (C) for the payment of money relating to a Capitalized Lease Obligation or (D) for all Redeemable Capital Stock valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (2) any liability of others described in the preceding clause (1) that such person has guaranteed or that is otherwise its legal liability; (3) all Indebtedness referred to in (but not excluded from) clauses (1) and (2) above of other persons and all dividends of other persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Security Interest upon or in property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness; and (4) any amendment, supplement, modification, deferral, renewal, extension or refunding or any liability of the types referred to in clauses (1), (2) and (3) above.
       “Non-Recourse Land Financing” means any Indebtedness of Pulte or any Restricted Subsidiary for which the holder of such Indebtedness has no recourse, directly or indirectly, to Pulte or such Restricted Subsidiary for the principal of, premium, if any, and interest on such Indebtedness, and for which Pulte or such Restricted Subsidiary is not, directly or indirectly, obligated or otherwise liable for the principal of, premium, if any, and interest on such Indebtedness, except pursuant to mortgages, deeds of trust or other Security Interests or other recourse, obligations or liabilities in respect of specific land or other real property interests of ours or such Restricted Subsidiary; provided that recourse, obligations or liabilities of ours or such Restricted Subsidiary solely for indemnities, covenants or breach of warranty, representation or covenant in respect of any Indebtedness will not prevent Indebtedness from being classified as Non-Recourse Land Financing.
       “Redeemable Capital Stock” means any capital stock of Pulte or any Subsidiary that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, (1) is or upon the happening of an event or passage of time would be required to be redeemed on or prior to the final stated maturity of the securities or (2) is redeemable at the option of the holder thereof at any time prior to such final stated maturity or (3) is convertible into or exchangeable for debt securities at any time prior to such final stated maturity.
       “Restricted Subsidiary” means any Guarantor and any other of our subsidiaries as of the date of the Indenture and any successor to such Guarantor or subsidiary other than (i) First Heights Holding Corp., LLC, Pulte Financial Companies, Inc., Pulte Mortgage LLC, Pulte Diversified Companies, Inc. or North American Builders Indemnity Corporation; (ii) Del Webb Mortgage LLC and (iii) any successor to any of the subsidiaries described in clauses (i) and (ii).
       “Sale and Leaseback Transaction” means a sale or transfer made by us or a Restricted Subsidiary (except a sale or transfer made to Pulte or another Restricted Subsidiary) of any property which is either (a) a manufacturing facility, office building or warehouse whose book value equals or exceeds 1% of Consolidated Net Tangible Assets as of the date of determination or (b) another property (not including a model home) whose book value constitutes 5% or more of Consolidated Net Tangible Assets as of the date of determination, if such sale or transfer is made with the agreement, commitment or intention of leasing such property to Pulte or a Restricted Subsidiary.
       “Secured Debt” means any Indebtedness which is secured by (i) a Security Interest in any of our property or the property of any Restricted Subsidiary or (ii) a Security Interest in shares of stock owned directly or indirectly by us or a Restricted Subsidiary in a corporation or in equity interests owned by us or a Restricted Subsidiary in a partnership or other entity not organized as a corporation or in our rights or the rights of a Restricted Subsidiary in respect of Indebtedness of a corporation, partnership or other entity in which we or a Restricted Subsidiary has an equity interest; provided that “Secured Debt” shall not include Non-Recourse Land Financing that consists exclusively of “land under development,” “land held for future development” or “improved lots and parcels,” as such categories of assets are determined in accordance with generally accepted accounting principles. The securing in the foregoing manner of any such Indebtedness which immediately prior thereto was not Secured Debt shall be deemed to be the creation of Secured Debt at the time security is given.
       “Security Interest” means any mortgage, pledge, lien, encumbrance or other security interest which secures the payment or performance of an obligation.
       “Senior Indebtedness” means the principal of (and premium, if any, on) and interest on (including interest accruing after the occurrence of an Event of Default or after the filing of a petition initiating any proceeding pursuant to any bankruptcy law whether or not such interest is an allowable claim in any such proceeding) and other amounts due on or in connection with any of our Indebtedness, whether outstanding on the date hereof or hereafter created, incurred or assumed, including under the debt securities and the Bank Credit Facility, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the debt securities. Notwithstanding the foregoing, “Senior Indebtedness” shall not include (1) our Indebtedness that is expressly subordinated in right of payment to any of our Senior Indebtedness, (2) our Indebtedness that by operation of law is subordinate to any of our general unsecured obligations, (3) our Indebtedness to any Subsidiary, (4) Indebtedness incurred in violation of the restrictions described under “Restrictions on Secured Debt” and “Restrictions on Sale and Lease-back Transactions,” (5) to the extent it might constitute Indebtedness, any liability for federal, state or local taxes or other taxes, owed or owing by us, and (6) to the extent it might constitute Indebtedness, trade account payables owed or owing by us.
       “Significant Subsidiary” means any Subsidiary (i) whose revenues exceed 10% of our total revenues, in each case for the most recent fiscal year, or (ii) whose net worth exceeds 10% of our total stockholders’ equity, in each case as of the end of the most recent fiscal year.
       “Subsidiary” means any corporation of which at the time of determination by us, directly and/or indirectly through one or more Subsidiaries, owns more than 50% of the shares of Voting Stock.
       “Voting Stock” means any class or classes of capital stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).
Consolidation, Merger and Sale of Assets
       Neither we, the Guarantors nor the Restricted Subsidiaries will consolidate or merge into or sell, assign, transfer or lease all or substantially all of its assets to another person unless:

(1) the person is a corporation organized under the laws of the United States of America or any state thereof;

(2) the person assumes by supplemental indenture all the obligations of Pulte or such Guarantor or Restricted Subsidiary, as the case may be, relating to the senior notes, the Guarantees and the Indenture, as the case may be, and shall also expressly assume by an amendment or supplement executed and delivered to the Trustee, in form satisfactory to the Trustee, all of our covenants and other obligations under the registration rights agreement; and

(3) immediately after the transaction no Event of Default exists; provided that this clause (3) will not restrict or be applicable to a merger, consolidation or liquidation of a Restricted Subsidiary or Guarantor with or into us or another subsidiary that is wholly-owned, directly or indirectly, by us that is, or concurrently with the completion of such merger, consolidation or liquidation becomes, a Guarantor or a Restricted Subsidiary that is wholly-owned, directly or indirectly, by us.
       Upon any such consolidation, merger, sale, assignment or transfer, the successor corporation will be substituted for us or such Guarantor or Restricted Subsidiary (including any merger or consolidation described in the proviso at the end of the immediately preceding sentence), as applicable, under the Indenture. The successor corporation may then exercise every power and right of ours or such Guarantor or Restricted Subsidiary under the Indenture, and we or such Guarantor or Restricted Subsidiary, as applicable, will be released from all of our respective liabilities and obligations in respect of the senior notes and the Indenture. If we or any Guarantor or Restricted Subsidiary leases all or substantially all of its assets, the lessee corporation will be the successor to us or such Guarantor or Restricted Subsidiary and may exercise every power and right of ours or such Guarantor or Restricted Subsidiary, as the case may be, under the Indenture, but we or such Guarantor or Restricted Subsidiary, as the case may be, will not be released from our respective obligations to pay the principal of and premium, if any, and interest, if any, on the senior notes.

Events of Default
       An Event of Default with respect to the senior notes is defined in the Indentures as being:

(1) default for 30 days in the payment of any installment of interest on the senior notes;

(2) default in the payment of any principal on the senior notes;

(3) default or breach by us, the Guarantors or any Significant Subsidiary in the performance of any of the agreements in the Indenture applicable to the senior notes (other than a default or breach specifically dealt with elsewhere in the Indenture) which shall not have been remedied within a period of 60 days after receipt of written notice by us from the Trustee or by us and such Trustee from the Holders of not less than 25% in principal amount of the debt securities issued under the Indenture then outstanding;

(4) any default under an instrument evidencing or securing any of our Indebtedness or the Indebtedness of any Guarantor or Restricted Subsidiary (other than Non-Recourse Land Financing) aggregating $10,000,000 or more in aggregate principal amount, resulting in the acceleration of such Indebtedness, or due to the failure to pay such Indebtedness at maturity;

(5) any Guarantee in respect of the senior notes by a Guarantor that is a Significant Subsidiary shall for any reason cease to be, or be asserted in writing by any Guarantor thereof or us not to be, in full force and effect, and enforceable in accordance with its terms (other than by reason of the termination of the Indenture or the release or discharge of any such Guarantee in accordance with the terms of the Indenture), provided, however, that if we or any Guarantor asserts in writing that any such Guarantee is not in full force and effect and enforceable in accordance with its terms, such assertion shall not constitute an Event of Default for purposes of this paragraph (if (i) such written assertion is accompanied by an opinion of counsel to the effect that, as a matter of law, the defect or defects rendering such Guarantee unenforceable can be remedied within 10 days of the date of such assertion, (ii) we or such Guarantor delivers an officers’ certificate to the effect that we or such Guarantor represents that such defect or defects shall be so remedied within such 10-day period, and (iii) such defect or defects are in fact so remedied within such 10-day period); and

(6) certain events of bankruptcy, insolvency or reorganization involving us or any Significant Subsidiary.
       The Indenture provides that if an Event of Default (other than an Event of Default described in clause (6) above) shall have occurred and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of debt securities issued under the Indenture then outstanding may declare the principal amount of all the debt securities and interest, if any, accrued thereon to be due and payable immediately, but upon certain conditions such declaration may be annulled and past defaults (except, unless cured, a default in payment of principal of or interest) may be waived by the holders of a majority in principal amount of the debt securities outstanding under the Indenture. If an Event of Default described in clause (6) above occurs and is continuing, then the principal amount of all the debt securities shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.
       The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during default to act with the required standard of care, to be indemnified by the holders of the senior notes before proceeding to exercise any right or power under the Indenture at the request of the holders of the senior notes. The Indenture also provides that the holders of a majority in principal amount of the outstanding debt securities issued under the Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on such Trustee.
       No holder of senior notes will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless: (1) the holder shall have previously given the Trustee written notice of an Event of Default with respect to the senior notes, (2) the holders of at least 25% in aggregate principal amount of the outstanding debt securities issued under the Indenture shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, (3) the Trustee shall have failed to institute any such proceeding for 60 days after its receipt of such notice and (4) no direction inconsistent with such written request has been given to the Trustee during the 60-day period by the holders of a majority in principal amount of the outstanding debt securities under the Indenture. However, any right of a holder of senior notes to receive payment of the principal of and any interest on the senior notes on or after the dates expressed in the senior notes and to institute suit for the enforcement of any such payment on or after such dates shall not be impaired or affected without the consent of such Holder.
       The Indenture contains a covenant that we will file annually with the Trustee a certificate as to the absence of any default or specifying any default that exists.
Modification and Waiver
       We and the Trustee, with the consent of the holders of at least a majority of the principal amount of the outstanding debt securities issued under the Indenture, may execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the holders of the senior notes, except that no such supplemental indenture may, without the consent of the holder of each outstanding security affected by the supplemental indenture, among other things:

(1) extend the final maturity of the senior notes, or reduce the rate or extend the time of payment of interest on the senior notes, or reduce the principal amount of the senior notes, or impair the right to institute suit for payment of the senior notes;

(2) reduce the percentage of debt securities, the consent of the holders of which is required for any such supplemental indenture, for any waiver of compliance with certain provisions of the Indenture or certain defaults under the Indenture and their consequences provided in the Indenture; or

(3) modify any of the provisions regarding the modification of the Indenture, waivers of past defaults and waivers of certain covenants, except to increase any percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding security affected thereby.
       Our Board of Directors does not have the power to waive any of the covenants of the Indenture including those relating to consolidation, merger or sale of assets.
       We and the Trustee may modify or amend provisions of the Indenture without the consent of any holder for any of the following purposes:

(1) to evidence the succession of another person to us or any Guarantor under the Indenture and the senior notes;

(2) to add to our covenants or the covenants of any Guarantor for the benefit of the holders of the senior notes or to surrender any right or power conferred upon us or such Guarantor by the Indenture;

(3) to add Events of Default for the benefit of the holders of the senior notes;

(4) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no outstanding senior notes;

(5) to secure any debt securities under the Indenture;

(6) to establish the form or terms of the debt securities of any series;

(7) to add Guarantors;

(8) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee;

(9) to close the Indenture to authentication and delivery of additional series of debt securities, and to cure any ambiguity, defect or inconsistency in the Indenture, provided such action does not adversely affect the interests of holders of the senior notes; or

(10) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of the senior notes, provided that such action shall not adversely affect the interests of the holders of the senior notes in any material respect.
       The holders of at least a majority in principal amount of the outstanding debt securities may, on behalf of the holders of all debt securities, waive any past default under the Indenture. However, they may not waive a default (1) in the payment of the principal of (or premium, if any) or any interest on any debt security or (2) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding debt security affected.
Defeasance Provisions
       Defeasance and Discharge. The Indenture provides that we will be discharged from any and all obligations in respect of the debt securities of that series (except for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost, destroyed or mutilated debt securities, maintain offices or agencies and hold moneys for payment in trust) upon the deposit with the Trustee, in trust, of money, government obligations or a combination thereof, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on, and any mandatory sinking fund payments in respect of, the debt securities of that series on the stated maturity date of the payments in accordance with the terms of the Indenture and the debt securities. This type of discharge may only occur if there has been a change in applicable federal law or we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of that discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the discharge had not occurred. In addition, this type of discharge may only occur so long as no Event of Default or event which, with notice or lapse of time, would become an Event of Default with respect to the debt securities of that series has occurred and being continuing on the date of deposit of cash and/or government securities are deposited in trust and other conditions specified in the Indenture are satisfied. The term “government obligations” means securities of the government which issued the currency in which the debt securities of the series are denominated or in which interest is payable or of government agencies backed by the full faith and credit of that government.
       Defeasance of Certain Covenants. The Indenture also provides that we may omit to comply with the covenants described above under “Certain Covenants” and “Consolidation, Merger and Sale of Assets” with respect to the debt securities of that series if we comply with the following conditions. In order to exercise this option, we will be required to deposit with the Trustee money, government obligations or a combination thereof, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on, and any mandatory sinking fund payments in respect of, the debt securities of that series on the stated maturity date of the payments in accordance with the terms of the Indenture and the debt securities. We will also be required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of the debt securities of that series to recognize income, gain or loss for federal income tax purposes and that those holders will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit and covenant defeasance had not occurred, and to satisfy other conditions specified in the Indenture.

       Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to the debt securities of any series and those debt securities are declared due and payable because of the occurrence of any Event of Default, the amount of money and government obligations on deposit with the Trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity dates but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from such Event of Default. However, we shall remain liable for such payments.
Regarding the Trustee
       J.P. Morgan Trust Company, National Association (successor-in-interest to Bank One Trust Company, National Association, which was successor-in-interest to the First National Bank of Chicago) is trustee under the Indenture, pursuant to which certain of our debt securities are outstanding and pursuant to which the senior notes are to be issued. J.P. Morgan Trust Company, National Association, maintains normal banking relationships with us (and is an affiliate of J.P. Morgan Chase Bank National Association, which participates in and acts as agent in our revolving credit facility) and provides cash management and other services for us in the normal course of our business.
Book-entry Delivery and Settlement
       We will issue the senior notes in the form of one or more permanent global securities in definitive, fully registered form. The global securities will be deposited with or on behalf of The Depository Trust Company, referred to as DTC, and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee in accordance with the FAST Balance Certificate Agreement between DTC and the trustee.
       DTC has advised us that:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934, as amended;

•	DTC holds securities that its direct participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•	Direct participants include securities brokers and dealers (including certain of the underwriters), banks, trust companies, clearing corporations and other organizations and include Euroclear Bank S.A./ N.V., as operator of Euroclear System, and Clearstream Banking, societe anonyme;

•	DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.;

•	Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.
       We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by them from time to time. Neither we, the underwriters nor the trustee take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

       We expect that under procedures established by DTC:

•	Upon deposit of the global securities with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global securities; and

•	Ownership of the senior notes will be shown on, and the transfer of ownership of the senior notes will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.
       The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in the form of a certificate. For that reason, it may not be possible to transfer interests in a global security to those persons. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in a global security to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of that interest.
       So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee will be considered the sole owner or holder of the senior notes represented by that global security for all purposes under the indenture and under the senior notes. Except as described below, owners of beneficial interests in a global security will not be entitled to have senior notes represented by that global security registered in their names, will not receive or be entitled to receive the senior notes in the form of a physical certificate and will not be considered the owners or holders of the senior notes under the indenture or under the senior notes, and may not be entitled to give the trustee directions, instructions or approvals. For that reason, each holder owning a beneficial interest in a global security must rely on DTC’s procedures and, if that holder is not a direct or indirect participant in DTC, on the procedures of the DTC participant through which that holder owns its interest, to exercise any rights of a holder of senior notes under the indenture or the global security.
       Neither we nor the Trustee will have any responsibility or liability for any aspect of DTC’s records relating to the senior notes or relating to payments made by DTC on account of the senior notes, or any responsibility to maintain, supervise or review any of DTC’s records relating to the senior notes.
       We will make payments on the senior notes represented by the global securities to DTC or its nominee, as the registered owner of the senior notes. We expect that when DTC or its nominee receives any payment on the senior notes represented by a global security, DTC will credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the global security as shown in DTC’s records. We also expect that payments by DTC’s participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. DTC’s participants will be responsible for those payments.
       Payments on the senior notes represented by the global securities will be made in immediately available funds. Transfers between participants in DTC will be made in accordance with DTC rules and will be settled in immediately available funds.
       Investors may hold interests in the senior notes outside the United States through Euroclear or Clearstream if they are participants in those systems, or indirectly through organizations which are participants in those systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries which in turn will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of DTC. At the present time J.P. Morgan Chase Bank, National Association will act as U.S. depositary for Euroclear, and Citibank, National Association will act as U.S. depositary for Clearstream. All securities in Euroclear or Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

       The following is based on information furnished by Euroclear or Clearstream, as the case may be.
       Euroclear has advised us that:

•	It was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash;

•	Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries;

•	Euroclear is operated by Euroclear Bank S.A./ N.V., as operator of the Euroclear System (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”);

•	The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include underwriters of securities offered by this general prospectus supplement;

•	Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly;

•	Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”);

•	The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants;

•	Distributions with respect to securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.
       Clearstream has advised us that:

•	It is incorporated under the laws of Luxembourg as a professional depositary and holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates;

•	Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries;

•	As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute;

•	Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include underwriters of securities offered by this general prospectus supplement;

•	Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly;

•	Distributions with respect to the securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.
       We have provided the following descriptions of the operations and procedures of Euroclear and Clearstream solely as a matter of convenience. These operations and procedures are solely within the control of Euroclear and Clearstream and are subject to change by them from time to time. Neither we, the underwriters nor the Trustee take any responsibility for these operations or procedures, and you are urged to contact Euroclear or Clearstream or their respective participants directly to discuss these matters.
       Secondary market trading between Euroclear participants and Clearstream participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.
       Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected within DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving senior notes in DTC, and making or receiving payment in accordance with normal procedures. Euroclear participants and Clearstream participants may not deliver instructions directly to their respective U.S. depositaries.
       Because of time-zone differences, credits of securities received in Euroclear or Clearstream as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits, or any transactions in the securities settled during such processing, will be reported to the relevant Euroclear participants or Clearstream participants on that business day. Cash received in Euroclear or Clearstream as a result of sales of securities by or through a Euroclear participant or a Clearstream participant to a DTC participant will be received with value on the business day of settlement in DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.
       Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.
       If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue senior notes in definitive form in exchange for the global securities. In addition, we may at any time request that the senior notes no longer be represented by global securities. In such event, DTC will notify the participants of our request, but definitive securities will only be issued if so requested by the participants. In either instance, an owner of a beneficial interest in the global securities will be entitled to have senior notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such senior notes in definitive form. Senior notes so issued in the definitive form will be issued in minimum denominations of $25 and multiples of $25, and will be issued in registered form only, without coupons.

Certificated Senior Notes
       We will issue certificated senior notes to each person that DTC identifies as the beneficial owner of senior notes represented by the global securities upon surrender by DTC of the global securities only if:

•	DTC notifies us that it is no longer willing or able to act as a depository for the global securities, and we have not appointed a successor depository within 90 days of that notice;

•	An event of default has occurred and is continuing; or

•	We decide not to have the senior notes represented by a global security.
       Neither we nor the Trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related senior notes. We and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee, including instructions about the registration and delivery, and the respective principal amounts, of the senior notes to be issued.
UNITED STATES FEDERAL TAXATION
       The following summary describes the material United States federal income and certain estate tax consequences of ownership and disposition of the senior notes. This summary provides general information only and is directed solely to original holders purchasing senior notes at the “issue price”, that is, the first price to the public at which a substantial amount of the senior notes in an issue is sold (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based on the United States Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), existing administrative pronouncements and judicial decisions, existing and proposed Treasury Regulations currently in effect, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary discusses only senior notes held as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, persons holding senior notes in connection with a hedging transaction, “straddle,” conversion transaction or other integrated transaction, persons who have ceased to be United States citizens or to be taxed as resident aliens, certain corporations that have participated in “inversion transactions” or United States persons whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar.
       Persons considering the purchase of senior notes should consult their tax advisors with regard to the application of the United States federal income and estate tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.
Tax Consequences to United States Persons
       For purposes of the following discussion, “United States person” means a beneficial owner of a senior note that is for United States federal income tax purposes:

•	a citizen or resident of the United States,

•	a domestic corporation, or other entity that is created or organized in or under the laws of the United States or of any political subdivision thereof and is treated as a corporation for United States federal income tax purposes,

•	an estate the income of which is subject to United States federal income taxation regardless of its source, or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and (2) one or more United States persons have the authority to control all substantial decisions of the trust. Certain trusts in existence on August 20, 1996 that have a valid election in place may also be treated as a United States person.
       If a partnership or an entity treated as a partnership or other pass through entity for United States federal income tax purposes holds senior notes, the tax treatment of a partner in such partnership or a member in such entity will generally depend upon the status of the partner or member and upon the activities of the partnership or other entity. Partners of partnerships and members of such other entities holding senior notes should consult their tax advisors.
Payments of Interest
       Interest on a senior note will generally be taxable to a United States person as ordinary interest income at the time it is accrued or is received in accordance with the United States person’s method of accounting for tax purposes.
Sale, Exchange, Retirement or other Taxable Disposition of the Senior Notes
       Upon the sale, exchange, retirement or other taxable disposition of a senior note, a United States person will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, retirement or other taxable disposition and the United States person’s adjusted tax basis in the senior note. For these purposes, the amount realized does not include any amount attributable to interest on the senior note that has not previously been included in income, which will be includable as interest as described under “Payments of Interest” above. A United States person’s adjusted tax basis in a senior note generally will equal the cost of the senior notes to the United States person.
       In general, gain or loss realized on the sale, exchange, redemption or other taxable disposition of a senior note will be capital gain or loss. Prospective investors should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates) and losses (the deductibility of which is subject to limitations).
Backup Withholding and Information Reporting
       Backup withholding and information reporting requirements may apply to certain payments of principal, premium and interest on a senior note, and to payments of proceeds of the sale or exchange of a senior note, to certain non-corporate United States persons. Pulte, its agent, a broker, or any paying agent, as the case may be, will be required to withhold from any payment a tax equal to 28% of such payment if the United States person fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, fails to certify that such United States person is not subject to backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules from a payment to a United States person may be credited against that United States person’s United States federal income tax and may entitle that United States person to a refund, provided that the required information is furnished to the United States Internal Revenue Service (“IRS”).
Tax Consequences to Non-United States Persons
       As used herein, the term “non-United States person” means an owner of a senior note (other than a partnership or an entity treated as a partnership or other pass through entity for United States federal income tax purposes) that is not a United States person.
       If a partnership holds senior notes, the tax treatment of a partner in such partnership or a member in such entity will generally depend upon the status of the partner or member and upon the activities of the partnership or other entity. Partners of partnerships and members of such other entities holding senior notes should consult their tax advisors.

Income and Withholding Tax
Subject to the discussion of backup withholding below:
       (a) Payments of principal and interest on a senior note that is beneficially owned by a non-United States person will not be subject to United States federal withholding tax; provided, that in the case of interest,

•	(1) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Pulte entitled to vote, (2) the beneficial owner is not a controlled foreign corporation that is related, directly or indirectly, to Pulte through stock ownership, and (3) either (A) the beneficial owner of the senior notes certifies (generally on an IRS Form W-8BEN) to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) and holds the senior note on behalf of the beneficial holder certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof (generally on IRS Form W-8IMY);

•	the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from United States federal withholding tax and the beneficial owner of the senior note or such owner’s agent provides an IRS Form W-8BEN claiming the exemption; or

•	the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the senior note or such owner’s agent provides an IRS Form W-8ECI;

provided that in each such case, the relevant certification or IRS form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS form has actual knowledge that the certification or any statement on the IRS form is false;
       (b) a non-United States person will not be subject to United States federal income or withholding tax on any gain realized on the sale, exchange or other disposition of a senior note unless the gain is effectively connected with the beneficial owner’s trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or other disposition occurs and certain other conditions are met; and
       (c) a senior note owned by an individual who at the time of death is not, for United States estate tax purposes, a citizen or resident of the United States generally will not be subject to United States federal estate tax if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of Pulte’s stock entitled to vote and, at the time of such individual’s death, the income on the senior notes would not have been effectively connected with a United States trade or business of the individual.
       If a non-United States person holding a senior note is engaged in a trade or business in the United States, and if interest on the senior notes (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, such holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States income tax on such effectively connected income in the same manner as if it were a United States person. Such a holder may also need to provide a United States taxpayer identification number on the forms referred to in paragraph (a) above in order to meet the requirements set forth above. In addition, if such holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on, and any gain recognized on the sale, exchange or other disposition of, a senior note will be included in the effectively connected earnings and profits of such holder if such interest or gain, as the case may be, is effectively connected with the conduct by such holder of a trade or business in the United States.
       Each holder of a senior note should be aware that if it does not properly provide the required IRS form, or if the IRS form or, if permissible, a copy of such form, is not properly transmitted to and received by the United States person otherwise required to withhold United States federal income tax, interest on the senior notes may be subject to United States withholding tax at a 30% rate. Such tax, however, may in certain circumstances be allowed as a refund or as a credit against such holder’s United States federal income tax.
       The foregoing does not deal with all aspects of federal income tax withholding that may be relevant to foreign holders of the senior notes. Investors are advised to consult their own tax advisors for specific advice concerning the ownership and disposition of senior notes.
Backup Withholding and Information Reporting
       Under current Treasury Regulations, backup withholding (imposed at the rate of 28%) will not apply to payments made by Pulte or a paying agent to a non-United States person in respect of a senior note if the certifications required by Sections 871(h) and 881(c) of the Code, which are described above under “Tax Consequences to Non-United States Persons — Income and Withholding Tax,” are received, provided in each case that Pulte or the paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.
       Under current Treasury Regulations, payments of the proceeds from the sale, exchange or other disposition of a senior note made to or through a foreign office of a broker (including a custodian, nominee or other agent acting on behalf of the beneficial owner of a senior note) generally will not be subject to information reporting or backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States federal tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or a foreign partnership with certain connections with the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if such broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker are subject to information reporting and backup withholding unless the holder or beneficial owner certifies, under penalties of perjury, that it is a non-United States person and that it satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.
       Non-United States persons holding senior notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Backup withholding is not a separate tax, but is allowed as a refund or credit against the holder’s United States federal income tax, provided the necessary information is furnished to the IRS.
       Interest on a senior note that is beneficially owned by a non-United States person will be reported annually on IRS Form 1042S, which must be filed with the IRS and furnished to such beneficial owner.

UNDERWRITING
       Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of senior notes set forth opposite the underwriter’s name:

Principal Amount
Underwriters	of Senior Notes

Wachovia Capital Markets, LLC	$36,150,000
Citigroup Global Markets Inc.	35,250,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	35,250,000
UBS Securities LLC	35,250,000
Banc of America Securities LLC	900,000
Barclays Capital Inc.	900,000
BNP Paribas Securities Corp.	900,000
Comerica Securities Inc.	900,000
Deutsche Bank Securities Inc.	900,000
Fifth Third Securities, Inc.	900,000
J.P. Morgan Securities Inc.	900,000
LaSalle Financial Services, Inc.	900,000
SunTrust Capital Markets, Inc.	900,000

Total	$150,000,000

       The underwriting agreement provides that the obligations of the underwriters to purchase the senior notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the senior notes if they purchase any of the senior notes.
       The underwriters propose to offer some of the senior notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the senior notes to dealers at the public offering price, less a concession not to exceed $0.50 per senior note. The underwriters may allow, and dealers may reallow, a concession not to exceed $0.45 per senior note on sales to other dealers. After the initial offering of the senior notes to the public, the representatives may change the public offering price and concessions.
       We have granted the underwriters an option to purchase up to $22,500,000 aggregate principal amount of senior notes at the public offering price, less the underwriters’ discount described on the cover page of this prospectus supplement. The underwriters may exercise this option solely to cover overallotments, if any. This option may be exercised, in whole or in part, at any time within the 30-day period after the date of this prospectus supplement.
       Each underwriter has represented, warranted and agreed that:

(a) in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of senior notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the senior notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of senior notes to the public in that Relevant Member State at any time:

(i) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities:

(ii) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than € 50,000,000, as shown in its last annual or consolidated accounts; or

(iii) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.
       For the purposes of this provision, the expression “an offer of senior notes to the public” in relation to any senior notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the senior notes to be offered so as to enable an investor to decide to purchase or subscribe the senior notes, as the same may be varied in that Member State by any means implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

(b) it has only communicated or caused to be communicated and will communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the U.K. Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the senior notes in circumstances in which Section 21(1) of FSMA does not apply to the Issuer or the Guarantors; and

(c) it has complied with and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the senior notes in, from or otherwise involving the United Kingdom.
       The following table shows the underwriters’ discount that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the senior notes):

Paid by Pulte

Per Senior Note	3.15%
       In connection with the offering the underwriters and their affiliates may purchase and sell senior notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of senior notes in excess of the principal amount of senior notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the senior notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of senior notes made for the purpose of preventing or retarding a decline in the market price of the senior notes while the offering is in progress.
       The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when they, in covering syndicate short positions or making stabilizing purchases, repurchase senior notes originally sold by that syndicate member.
       Any of these activities may have the effect of preventing or retarding a decline in the market price of the senior notes. They may also cause the price of the senior notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.
       We estimate that our total expenses for this offering (excluding underwriters’ discount) will be approximately $271,050.
       In the ordinary course of their business, some of the underwriters and their affiliates have performed investment banking and advisory and general financing and banking services for us from time to time for which they have received customary fees and expenses. Among other things, affiliates of all of the underwriters are lenders under our credit facilities. In particular, with respect to the senior notes,

Wachovia Bank, National Association, which is an affiliate of Wachovia Capital Markets, LLC, Citigroup North America, Inc., which is an affiliate of Citigroup Global Markets Inc., Merrill Lynch Bank USA, which is an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Loan Finance LLC, which is an affiliate of UBS Securities LLC, Bank of America, N.A., which is an affiliate of Banc of America Securities LLC, Barclays Bank PLC, which is an affiliate of Barclays Capital Inc., BNP Paribas, which is an affiliate of BNP Paribas Securities Corp., Comerica Bank, which is an affiliate Comerica Securities Inc., Deutsche Bank Trust Company Americas, which is an affiliate of Deutsche Bank Securities Inc., Fifth Third Bank, a Michigan Bank Corporation, which is an affiliate of Fifth Third Securities, Inc., JPMorgan Chase Bank, N.A., which is an affiliate of J.P. Morgan Securities Inc., LaSalle Bank National Association, which is an affiliate of LaSalle Financial Services, Inc. and SunTrust Bank, which is an affiliate of SunTrust Capital Markets, Inc., all act as lenders under our revolving credit facility. The underwriters and their affiliates may, from time to time, engage in transactions with or perform services for us in the ordinary course of their business.
       More than 10% of the proceeds of this offering, not including underwriting compensation, may be received by entities who are affiliated with members of the National Association of Securities Dealers, Inc., or NASD, who are participating in this offering, or by their affiliates or associated persons. As a result, this offering is being conducted in compliance with the NASD Conduct Rule 2710(h).
       We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.
       It is expected that delivery of the senior notes will be made on or about the date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of this prospectus supplement. Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade senior notes on the date of this prospectus supplement or the next succeeding business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of senior notes who wish to trade senior notes on the date of this prospectus supplement or the next succeeding business day should consult their own advisors.
LEGAL MATTERS
       The validity of the senior notes offered hereby and certain other legal matters will be passed upon for us by Sidley Austin LLP, Chicago, Illinois. Certain legal matters will be passed upon for the underwriters by Mayer, Brown, Rowe & Maw LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION
       We file annual, quarterly and special reports and other information with the SEC. The registration statement and these other SEC filings are available to you at the SEC’s website at http://www.sec.gov. You may read and copy any filed document at the SEC’s public reference rooms in Washington, D.C. at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You also may inspect our SEC filings at the New York Stock Exchange, the exchange on which our Common Stock is listed, at 20 Broad Street, 7th Floor, New York, NY 10005.
       The SEC allows us to “incorporate by reference” information in documents that we file with them, which means that we can disclose important information to you by referring you to those documents that are considered part of the prospectus. We incorporate by reference the following documents into this prospectus supplement:

•	our Annual Report on Form 10-K for the year ended December 31, 2005;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006; and

•	our Current Reports on Form 8-K dated February 3, 2006, February 17, 2006 and April 27, 2006.
       Information that we file later with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act will automatically update and supersede the previously filed information. You may request copies of these filings at no cost, by writing or telephoning us at the following address:
Investor Relations
Pulte Homes, Inc.
100 Bloomfield Hills Parkway, Suite 300
Bloomfield Hills, Michigan 48304
(248) 647-2750
Telecopy: (248) 433-4543
Attn: James Zeumer
       You should rely only on the information contained in or incorporated herein by reference. We have not authorized anyone else to provide you with different information or to make any representations other than as contained herein. We are not making any offer of these securities in any state where the offer is not permitted.
       We maintain a website at http://www.pulte.com. Our website and the information at that site, or connected to that site, is not incorporated into this prospectus supplement.
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
       As a cautionary note, except for the historical information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, certain statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from our future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things,

•	general economic and business conditions;

•	interest rate changes and the availability of mortgage financing;

•	the relative stability of debt and equity markets;

•	competition;

•	the availability and cost of land and other raw materials used in our homebuilding operations;

•	the availability and cost of insurance covering risks associated with our business;

•	shortages and the cost of labor;

•	weather related slowdowns;

•	slow growth initiatives and/or local building moratoria;

•	governmental regulation, including the interpretation of tax, labor and environmental laws;

•	changes in consumer confidence and preferences;

•	required accounting changes;

•	terrorist acts and other acts of war; and

•	other factors over which we have little or no control.
       The risks and uncertainties listed above are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may adversely affect us. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations.
       We refer to the documents identified above under “Where You Can Find More Information” for a discussion of our business and the possible effects of these and other risk factors.

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PROSPECTUS
Pulte Homes, Inc.
Senior Debt Securities
Subordinated Debt Securities
Common Shares
Preferred Shares
Depositary Shares
Warrants
Stock Purchase Contracts
Stock Purchase Units

       The following are types of securities that may be offered and sold under this prospectus:

•	Unsecured senior debt securities
•	Unsecured subordinated debt securities
•	Common shares
•	Preferred shares
•	Depositary shares
•	Warrants
•	Stock purchase contracts
•	Stock purchase units
       If indicated in the relevant prospectus supplement, the securities may be fully and unconditionally guaranteed on a senior basis by a number of our direct or indirect wholly-owned homebuilding subsidiaries named in this prospectus.
       Our Common Stock is quoted on the New York Stock Exchange under the trading symbol “PHM” . On May 5, 2006, the closing sale price on the New York Stock Exchange for our Common Stock was $37.05.
       We will describe in a prospectus supplement, which must accompany this prospectus, the securities we are offering and selling, as well as the specific terms of the securities. Those terms may include:

• Maturity • Interest rate • Sinking fund terms • Currency of payments • Dividends	• Redemption terms • Listing on a securities exchange • Amount payable at maturity • Conversion or exchange rights	• Liquidation Amount • Subsidiary guarantees • Subordination
       Investing in these securities involves certain risks. See “Special Notes Concerning Forward-Looking Statements on page 2 and “Item 1A — Risk Factors” beginning on page 9 of our annual report on Form 10-K for the year ended December 31, 2005 which is incorporated by reference herein.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
       We may offer the securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.
The date of this prospectus is May 8, 2006

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       You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. This document may only be used where it is legal to sell these securities. You should only assume that the information in this prospectus or in any prospectus supplement is accurate as of the date on the front of the document. Our business, financial condition, results of operations and prospects may have changed since that date.
       Each reference in this prospectus to “Pulte,” “we,” “our” or “us” means Pulte Homes, Inc. and its consolidated subsidiaries, unless the context requires otherwise.

SPECIAL NOTES CONCERNING FORWARD-LOOKING STATEMENTS
       As a cautionary note, except for the historical information contained therein, certain matters discussed in Item 1A. Risk Factors, Item 7., Management’s Discussion and Analysis of Financial Condition and Results of Operations and Item 7A., Quantitative and Qualitative Disclosures About Market Risk of our Annual Report on Form 10-K for the Year ended December 31, 2005 and in Item 2., Management’s Discussion and Analysis of Financial Condition and Results of Operations and Item 3., Quantitative and Qualitative Disclosure About Market Risk of our quarterly report on Form 10-Q for the quarter ended March 31, 2006, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, incorporated herein by reference (the “Reform Act”).
       Forward-looking statements give current expectations or forecasts of future events. Words such as “anticipate”, “expect”, “intend”, “plan”, “believe”, “seek”, “estimate”, and other words and terms of similar meaning in connection with discussions of future operating or financial performance signify forward-looking statements. From time to time, we also may provide oral or written forward-looking statements in other materials released to the public. Such statements are made in good faith by us pursuant to the “Safe Harbor” provisions of the Reform Act. We undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.
       Such forward-looking statements involve known risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from our future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, those set forth under Item 1A. — Risk Factors of our Annual Report on Form 10-K for the Year ended December 31, 2005, incorporated herein by reference.
ABOUT THIS PROSPECTUS
       This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, offer any combination of the securities described in this prospectus in one or more offerings in an unlimited amount. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer these securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Please carefully read this prospectus and the prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”
PULTE HOMES
       We are a publicly held holding company whose subsidiaries engage in the homebuilding and financial services businesses. We have two reportable business segments: homebuilding and financial services.
       Homebuilding, our core business, is engaged in the acquisition and development of land principally for residential purposes within the continental United States and Puerto Rico and the construction of housing on such land targeted to first-time, first and second move-up, and active adult home buyers. As of December 31, 2005, our homebuilding operations offered homes for sale in 662 communities in 54 markets and 27 states at prices ranging from $62,000 to $2.4 million (sales prices of homes offered for sale in 66% of our communities fall within the range of $100,000 to $350,000), with a 2005 average unit selling price of $315,000.
       Our homebuilding operations are geographically diverse and, as a result, better insulate us from demand changes in individual markets. As of March 31, 2006, our homebuilding business operated in 53 markets spanning 27 states, with 19,940 units in backlog valued at approximately $7.1 billion.
       Consistent with our strategy of serving all major customer segments: first-time, first and second move-up and active adult, our communities offer a wide variety of home designs including single family detached, townhouses, condominiums and duplexes at different prices and with varying levels of options and amenities. Expanding the number of customer segments served within each of our markets has enabled us to approximately double our annual closings over the past five years to a record 45,630 homes closed in 2005. Over our 55-year history, we have delivered more than 453,000 homes throughout the United States.
       On July 31, 2001, we merged with Del Webb in a tax-free stock-for-stock transaction. This merger expanded and supported our leadership position. In particular, we believe the merger strengthened our position among active adult (age 55 and older) homebuyers, added important strategic land positions, provided operational savings from economies of scale, bolstered our purchasing leverage, and enhanced our overall competitive position. In accordance with our operational strategy, we continue to evaluate available strategic acquisition opportunities that are consistent with our long-range goals.
       We conduct our financial services business, which includes mortgage and title operations, through Pulte Mortgage LLC and other subsidiaries. Our mortgage bank arranges financing through the origination of mortgage loans primarily for the benefit of our homebuyers, but also services the general public. We also engage in the sale of such loans and the related servicing rights. We are a lender approved by the Federal Housing Authority and Department of Veterans Affairs and are a seller/servicer approved by Government National Mortgage Association, Federal National Mortgage Association, Federal Home Loan Mortgage Corporation and other investors. In our conventional mortgage lending activities we follow underwriting guidelines established by Federal National Mortgage Association, Federal Home Loan Mortgage Corporation and private investors.
       Our executive offices are located at 100 Bloomfield Hills Parkway, Suite 300, Bloomfield Hills, Michigan 48304, and our telephone number is (248) 647-2750. Our website is located at http://www.pulte.com. The information on our website is not part of this prospectus.
USE OF PROCEEDS
       Except as otherwise provided in the related prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes. These purposes may include:

•	repayments or refinancing of debt;

•	working capital;

•	capital expenditures;

•	acquisitions; and

•	repurchase or redemption of securities including our common shares.

RATIO OF EARNINGS TO FIXED CHARGES
       The following table shows our ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

							Three Months
							Ended
	Year Ended December 31,						March 31,

	2001		2002	2003	2004	2005	2005	2006

Ratio of earnings to fixed charges(a)	4.16	(b)	4.46	5.44	7.69	9.32	6.23	6.76

(a)	The ratios of earnings to fixed charges set forth above are computed on a total enterprise basis, except for our discontinued thrift operations, Mexico homebuilding operations, and Argentina operations, which are excluded. Fixed charges include interest incurred and a portion of rent expense, which represents the estimated interest factor and amortization of debt expense.

(b)	Calculations for 2001 include the impact of Del Webb since July 31, 2001, the date of the closing of our merger with Del Webb.
DESCRIPTION OF DEBT SECURITIES
       We describe in this section the general terms that will apply to any particular series of debt securities that we may offer by this prospectus and an applicable prospectus supplement in the future. When we issue a particular series, we will describe in the prospectus supplement that relates to the series (i) the specific terms of the securities and (ii) the extent to which the general terms described in this section apply to the securities of that series.
       Any debt securities that we offer will be our direct unsecured general obligations. These debt securities may be senior debt securities, subordinated debt securities or other types of debt securities and will be issued under one or more separate indentures between us and one or more banks or trust companies, as trustee. A debt security is considered “senior” or “subordinated” depending on how it ranks in relation to our other debts. Senior debt securities will generally rank equal to other senior debt securities or unsubordinated debt. Holders of our subordinated debt securities will only be entitled to payment after we pay our senior debts, including our senior debt securities.
       We have summarized the material provisions of the indentures in this section, but this is only a summary. The indentures have been filed with the SEC and are incorporated by reference. See “Where You Can Find More Information.” Our discussion of indenture provisions is not complete, therefore, you should read the indentures for a more complete understanding of the provisions we describe. You should also read the indentures for provisions that may be important to you. You should review the applicable indenture for additional information before you buy any debt securities. Capitalized terms used in the following summary have the meanings specified in the indentures unless otherwise defined below.
General
       The debt securities will be our direct unsecured general obligations. If so provided in a prospectus supplement, each of the Guarantors (as defined below) would guarantee our obligations under the debt securities on terms set forth in the prospectus supplement, subject to such guarantee not constituting or resulting in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, in which case the liability of the Guarantor under its guarantee will be reduced to the maximum amount, after giving effect to all other contingent and fixed liabilities of such Guarantor, permissible under applicable fraudulent conveyance or similar law. The Guarantors would consist of some or all of American Title of the Palm Beaches Corporation; Anthem Arizona L.L.C.; Asset Five Corp.; Asset Seven Corp.; Carr’s Grant, L.L.C.; Del E. Webb Foothills Corporation; Del Webb California Corp.; Del Webb Communities, Inc.; Del Webb Communities of Illinois, Inc. (formerly known as Bellasera Corp.); Del Webb Corporation; Del

Webb Golf Corp.; Del Webb Home Construction, Inc.; Del Webb Limited Holding Co.; Del Webb Southwest Co.; Del Webb Texas Limited Partnership; Del Webb’s Coventry Homes Construction Co.; Del Webb’s Coventry Homes, Inc.; Del Webb’s Coventry Homes of Nevada, Inc.; Del Webb’s Spruce Creek Communities, Inc.; Del Webb’s Sunflower of Tucson, Inc.; Devtex Land, L.P.; DiVosta Building Corporation; DiVosta Homes Sales, Inc. (formerly known as DiVosta Homes, Inc.); DiVosta Homes, L.P.; Florida Building Products, LLC; Harrison Hills, LLC; Island Walk Development Company; PB Venture L.L.C.; PBW Corporation; PC/ BRE Development L.L.C.; PC/ BRE Springfield L.L.C.; PC/ BRE Venture L.L.C.; PC/ BRE Whitney Oaks L.L.C.; PC/ BRE Winfield L.L.C.; PH1 Corporation; PH2 Corporation; PH3 Corporation; PH4 Corporation; PHT Building Materials Limited Partnership; PN I, Inc.; PN II, Inc.; Pulte Building Systems Holding Company LLC; Pulte Communities NJ, Limited Partnership; Pulte Development Corporation; Pulte Home Corporation; Pulte Home Corporation of the Delaware Valley; Pulte Homes of Greater Kansas City, Inc.; Pulte Homes of Michigan LLC; Pulte Homes of Michigan I Limited Partnership; Pulte Homes of Minnesota Corporation; Pulte Homes of New England LLC; Pulte Homes of New Mexico, Inc.; Pulte Homes of New York, Inc.; Pulte Homes of NJ, Limited Partnership; Pulte Homes of Ohio LLC; Pulte Homes of PA, Limited Partnership; Pulte Homes of Texas, L.P.; Pulte Homes Tennessee Limited Partnership; Pulte Land Company, LLC; Pulte Land Development Corporation; Pulte Lifestyle Communities, Inc.; Pulte Michigan Holdings Corporation; Pulte Michigan Services, LLC; Pulte Payroll Corporation; Pulte Realty Corporation; Radnor Homes, Inc.; RiverWalk of the Palm Beaches Development Company, Inc.; RN Acquisition 2 Corp.; Terravita Corp.; Terravita Home Construction Co.; Wil Corporation; and Wilben, LLLP.
       Our operations are conducted through our subsidiaries and, therefore, we are primarily dependent on the earnings and cash flows of our subsidiaries to meet our debt service obligations. There currently are no restrictions on the ability of our subsidiaries (including the subsidiaries that are not Guarantors) to provide funds to use to meet our debt service obligations.
       Any right of ours or our creditors to participate in the assets of our subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary’s creditors, including trade creditors. Accordingly, the debt securities issued will also be effectively subordinated to the creditors of our subsidiaries. The debt securities will, if provided in a prospectus supplement, have the benefit of guarantees from the Guarantors. The Guarantors are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities or to make any funds available for the debt securities, whether by dividends, loans or other payments, other than as expressly provided in the guarantees. The payment of dividends or the making of loans and advances by our subsidiaries to us are subject to contractual, statutory and regulatory restrictions, contingent upon the earnings of those subsidiaries and are subject to various business considerations.
       A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities will be issuable;

•	the title, series, type and amount of the debt securities;

•	whether the securities will be issued in registered or bearer form, or both;

•	the total principal amount and priority of the debt securities;

•	the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	the place or places where the principal of and any interest on the debt securities will be payable;

•	the place where the debt securities may be presented for registration of transfer or exchange;

•	any limit on the aggregate principal amount of the debt securities;

•	any optional redemption periods;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	the terms of any right to convert the debt securities into our common shares or other securities or property;

•	any provisions granting special rights to holders when a specified event occurs;

•	any provisions relating to the deferral of payment of any interest;

•	any changes to or additional events of default or covenants;

•	any special tax implications of the debt securities, including provisions for original issue discount securities, if offered; and

•	any other terms of the debt securities not inconsistent with the terms and provisions of the indentures.
       Each prospectus supplement will also describe any special provisions for the payment of additional amounts with respect to the debt securities. Debt securities of any series may be issued in one or more series or tranches as described in the applicable prospectus supplement.
       If the purchase price of any of the offered debt securities is denominated in a foreign currency or currencies or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to the issue of debt securities and such foreign currency or currencies will be set forth in the applicable prospectus supplement.
       The indentures provide that the debt securities may be issued in one or more series, in each case as authorized by our Board of Directors from time to time. The indentures also provide that there may be more than one trustee under the indentures, each with respect to one or more different series of debt securities. In the event that there is more than one trustee under an indenture, the powers and trust obligations of each trustee shall extend only to the one or more series of debt securities for which it is a trustee. If more than one trustee is acting under an indenture, the debt securities (whether of one or more than one series) for which each trustee is acting shall in effect be treated as if issued under separate indentures.
Payment of Principal, Interest and Premium; Transfer of Securities
       Unless we designate otherwise, we will pay principal, interest and any premium on fully registered securities in Bloomfield Hills, Michigan. We will make payments by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. We will make debt securities payments in other forms at a place we designate and specify in a prospectus supplement. You may transfer or exchange fully registered securities at the corporate trust office of the trustee or at any other office or agency maintained by us for such purposes as provided in any prospectus supplement.
Guarantees
       In order to enable us to obtain more favorable interest rates and terms, payment of principal of, premium, if any, and interest on the debt securities may (if so specified in the prospectus supplement) be guaranteed, jointly and severally, by the Guarantors; provided that the guarantees will not be applicable to or guarantee our obligations with respect to the conversion of the debt securities into common shares if applicable. Each guarantee will be an unsecured obligation of each Guarantor issuing such guarantee, ranking pari passu in right of payment with all existing and future indebtedness of a similar series.
       The indenture governing our senior debt securities provides that, in the event any guarantee would constitute or result in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, the liability of the Guarantor under such guarantee shall be reduced to the maximum amount, after giving effect to all other contingent and other liabilities of such Guarantor, permissible under the applicable fraudulent conveyance or similar law.
Global Certificates
       The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with a depository identified in a prospectus supplement.
       The specific terms of the depository arrangements with respect to any debt securities of a series will be described in a prospectus supplement.
       Unless otherwise specified in a prospectus supplement, debt securities issued in the form of a global certificate to be deposited with a depository will be represented by a global certificate registered in the name of the depository or its nominee. Upon the issuance of a global certificate in registered form, the depository for the global certificate will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global certificate to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited shall be designated by the underwriters or agents of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global certificate will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in a global certificate will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depository or its nominee for the global certificate. Ownership of beneficial interests in a global certificate by persons that hold through participants will be shown on, and the transfer of that ownership interest within the participant will be effected only through, records maintained by the participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global certificate.
       So long as the depository for a global certificate in registered form, or its nominee, is the registered owner of the global certificate, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities of the series represented by the global certificate for all purposes under the indentures. Generally, owners of beneficial interests in a global certificate will not be entitled to have debt securities of the series represented by the global certificate registered in their names, will not receive or be entitled to receive physical delivery of debt securities in definitive form, and will not be considered the owners or holders of the global certificate under the applicable indenture.
       Payment of principal of, premium, if any, and any interest on debt securities of a series registered in the name of or held by a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner or the holder of a global certificate representing the debt securities. None of Pulte, the trustee, any paying agent, or the applicable debt security registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate for the debt securities or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.
       We expect that the depository for debt securities of a series, upon receipt of any payment of principal, premium or interest in respect of a permanent global certificate, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global certificate as shown on the records of the depository. We also expect that payments by participants to owners of beneficial interests in a global certificate held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and the payments will be the responsibility of the participants. However, we have no control over the practices of the depository and/or the participants and there can be no assurance that these practices will not be changed.
       Unless it is exchanged in whole or in part for debt securities in definitive form, a global certificate may generally be transferred only as a whole unless it is being transferred to certain nominees of the depository.
       Unless otherwise stated in any prospectus supplement, The Depository Trust Company, New York, New York will act as depository. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by The Depository Trust Company and its participants.
Events of Default
       “Event of default” when used in an indenture will mean any of the following:

•	failure to pay when due interest on any debt security for 30 days;

•	failure to pay the principal or any premium on any debt security when due;

•	failure to deposit any sinking fund payment when due;

•	failure to perform any other covenant in the indenture that continues for 60 days after being given written notice;

•	certain events in bankruptcy, insolvency or reorganization of Pulte; and

•	any other event of default included in any indenture or supplemental indenture.
       An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders.
       If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% of the total principal amount of the debt securities of the series may declare the entire principal of that series due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration.
       The indentures contain provisions entitling the trustee with respect to any series of debt securities, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of the applicable debt securities before proceeding to exercise any right or power under the applicable indenture at the request of the holders of such debt securities. The indentures also provide that the holders of a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee for such series of debt securities. The indentures contain a covenant that we will file annually with the trustee a certificate as to the absence of any default or specifying any default that exists.
       The indentures limit the right to institute legal proceedings. No holder of any debt security will have the right to bring a claim under an indenture unless:

•	the holder has given written notice of default to the trustee;

•	the holders of not less than 25% of the aggregate principal amount of debt securities of a particular series shall have made a written request to the trustee to bring the claim and furnished the trustee reasonable indemnification as it may require;

•	the trustee has not commenced an action within 60 days of receipt of that notice and indemnification; and

•	no direction inconsistent with the request has been given to the trustee by the holders of not less than a majority of the aggregate principal amount of the debt securities of the series then outstanding.
Regarding the Trustee
       J.P. Morgan Trust Company, National Association is trustee under the indenture governing our senior debt securities, pursuant to which certain of our debt securities are outstanding. J.P. Morgan Trust Company, National Association or other banks or trust companies will act as trustee pursuant to which the debt securities are to be issued. J.P. Morgan Trust Company, National Association, maintains normal banking relationships with us (and is an affiliate of J.P. Morgan Chase Bank National Association, which participates in and acts as agent in our revolving credit facility and provides cash management and other services for us in the normal course of our business).
       The trustee may resign or be removed with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as trustee with respect to different series of debt securities under a single indenture, each such trustee shall be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other such trustee, and any action described herein to be taken by the trustee may then be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee.
Defeasance of Debt Securities
       If permitted by the terms of any debt securities, we may terminate certain of our obligations under the indentures governing such debt securities, including our obligations to comply with the restrictive covenants described in this prospectus, on the terms and subject to the conditions contained in such indentures, by depositing in trust with the trustee money or obligations of, or guaranteed by, the United States sufficient to pay the principal of, premium, if any, and interest, if any, on such debt securities to maturity (or earlier redemptions).
       The prospectus supplement sets forth the specific provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.
Consolidation, Merger and Sale of Assets
       Except as may otherwise be provided in a supplemental prospectus, neither we, the Guarantors nor the Restricted Subsidiaries will consolidate or merge into or sell, assign, transfer or lease all or substantially all of its assets to another person unless:

•	the person is a corporation organized under the laws of the United States of America or any state thereof;

•	the person assumes by supplemental indenture all the obligations of Pulte or such Guarantor or Restricted Subsidiary, as the case may be, relating to the debt securities, the guarantees and the indenture, as the case may be; and

•	immediately after the transaction no event of default exists except that this prohibition will not restrict or be applicable to a merger, consolidation or liquidation of a Restricted Subsidiary or Guarantor with or into us or another subsidiary that is wholly-owned, directly or indirectly, by us that is, or concurrently with the completion of such merger, consolidation or liquidation becomes, a Guarantor or a Restricted Subsidiary that is wholly-owned, directly or indirectly, by us.

       Upon any such consolidation, merger, sale, assignment or transfer, the successor corporation will be substituted for us or such Guarantor or Restricted Subsidiary (including any merger or consolidation described in the proviso at the end of the immediately preceding sentence), as applicable, under the indenture governing our senior debt securities. The successor corporation may then exercise every power and right of ours or such Guarantor or Restricted Subsidiary under the indenture, and we or such Guarantor or Restricted Subsidiary, as applicable, will be released from all of our respective liabilities and obligations in respect of the debt securities and the indenture. If we or any Guarantor or Restricted Subsidiary leases all or substantially all of its assets, the lessee corporation will be the successor to us or such Guarantor or Restricted Subsidiary and may exercise every power and right of ours or such Guarantor or Restricted Subsidiary, as the case may be, under that indenture, but we or such Guarantor or Restricted Subsidiary, as the case may be, will not be released from our respective obligations to pay the principal of and premium, if any, and interest, if any, on the debt securities.
Modification and Waiver
       We and the trustee, with the consent of the holders of at least a majority of the principal amount of the debt securities, may execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indentures or modifying the rights of the holders of the debt securities, except that no such supplemental indenture may, without the consent of the holder of each outstanding debt security affected by the supplemental indenture, among other things:

•	extend the final maturity of the debt securities, or reduce the rate or extend the time of payment of interest on the debt securities, or reduce the principal amount of the debt securities, or impair the right to institute suit for payment of the debt securities;

•	reduce the percentage of debt securities, the consent of the holders of which is required for any such supplemental indenture, for any waiver of compliance with certain provisions of the indentures or certain defaults under the indentures and their consequences provided in the indentures; or

•	modify any of the provisions regarding the modification of the indentures, waivers of past defaults and waivers of certain covenants, except to increase any percentage or to provide that certain other provisions of the indentures cannot be modified or waived without the consent of the holder of each outstanding security affected thereby.
       Our Board of Directors does not have the power to waive any of the covenants of the indentures including those relating to consolidation, merger or sale of assets.
       We and the trustee may modify or amend provisions of the indentures without the consent of any holder for any of the following purposes:

•	to evidence the succession of another person to us or any Guarantor under the indentures and the debt securities;

•	to add to our covenants or the covenants of any Guarantor for the benefit of the holders of the debt securities or to surrender any right or power conferred upon us or such Guarantor by the indentures;

•	to add events of default for the benefit of the holders of the debt securities;

•	to change or eliminate any provisions of the indentures, provided that any such change or elimination shall become effective only when there are no outstanding debt securities;

•	to secure any debt securities under the indenture governing our senior debt securities;

•	to establish the form or terms of the debt securities of any series;

•	to add Guarantors;

•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indentures by more than one trustee;

•	to close the indentures to authentication and delivery of additional series of debt securities, and to cure any ambiguity, defect or inconsistency in the indenture, provided such action does not adversely affect the interests of holders of the debt securities; or

•	to supplement any of the provisions of the indentures to the extent necessary to permit or facilitate defeasance and discharge of the debt securities, provided that such action shall not adversely affect the interests of the holders of the debt securities in any material respect.
       The holders of at least a majority in principal amount of the outstanding debt securities may, on behalf of the holders of all debt securities, waive any past default under the indentures. However, they may not waive a default (1) in the payment of the principal of (or premium, if any) or any interest on any debt Security or (2) in respect of a covenant or provision which under the indentures cannot be modified or amended without the consent of the holder of each outstanding debt security affected.
Certain Covenants
       In this section we describe the principal covenants that will apply to the debt securities unless otherwise indicated in the applicable prospectus supplement. We make use of several defined terms; the associated definitions are located at the end of this section.
       Restrictions on Secured Debt. The indenture governing our senior debt securities provides that we will not, and will not cause or permit a Restricted Subsidiary to, create, incur, assume or guarantee any Secured Debt unless the applicable debt securities will be secured equally and ratably with (or prior to) such Secured Debt, with certain exceptions. This restriction does not prohibit the creation, incurrence, assumption or guarantee of Secured Debt which is secured by:

(1) Security Interests on model homes, homes held for sale, homes that are under contract for sale, contracts for the sale of homes, land (improved or unimproved), manufacturing plants, warehouses or office buildings and fixtures and equipment located thereat, or thereon;

(2) Security Interests on property at the time of its acquisition by us or a Restricted Subsidiary, which Security Interests secure obligations assumed by us or a Restricted Subsidiary, or on the property of a corporation or other entity at the time it is merged into or consolidated with us or a Restricted Subsidiary (other than Secured Debt created in contemplation of the acquisition of such property or the consummation of such a merger or where the Security Interest attaches to or affects our property or the property of a Restricted Subsidiary prior to such transaction);

(3) Security Interests arising from conditional sales agreements or title retention agreements with respect to property acquired by us or a Restricted Subsidiary; and

(4) Security Interests securing indebtedness of a Restricted Subsidiary owing to us or to another Restricted Subsidiary that is wholly-owned (directly or indirectly) by us or Security Interests securing our Indebtedness owing to a Guarantor.
       Permitted Secured Debt also includes any amendment, restatement, supplement, renewal, replacement, extension or refunding in whole or in part, of Secured Debt permitted at the time of the original incurrence thereof.
       We and our Restricted Subsidiaries may also create, incur, assume or guarantee Secured Debt, without equally and ratably securing the debt securities, if immediately thereafter the sum of (1) the aggregate principal amount of all Secured Debt outstanding (excluding Secured Debt permitted under clauses (1) through (4) above and any Secured Debt in relation to which the new notes have been equally and ratably secured) and (2) all Attributable Debt (as defined below) in respect of Sale and Leaseback Transactions (as defined below) (excluding Attributable Debt in respect of Sale and Leaseback Transactions as to which the net proceeds of the property sold or transferred are applied to retire indebtedness or to the purchase of property as described under “Restrictions on Sale and Leaseback Transactions”) as of the date of determination would not exceed 20% of Consolidated Net Tangible Assets (as defined below).
       The provisions described above with respect to limitations on Secured Debt are not applicable to Non-Recourse Land Financing (as defined below) by virtue of the definition of Secured Debt, and will not restrict or limit our or our Restricted Subsidiaries’ ability to create, incur, assume or guarantee any unsecured indebtedness, or of any subsidiary which is not a Restricted Subsidiary to create, incur, assume or guarantee any secured or unsecured indebtedness.
       Restrictions on Sale and Lease-back Transactions. The indenture governing our senior debt securities also provides that we will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction, unless:

(1) notice of the Sale and Leaseback Transaction is promptly given to the trustee;

(2) fair value is received by us or the relevant Restricted Subsidiary for the property sold

(as determined in good faith pursuant to a resolution of the Board of Directors of Pulte delivered to the trustee); and

(3) we or a Restricted Subsidiary, within 365 days after the completion of the Sale and Leaseback Transaction, apply an amount equal to the net proceeds therefrom either:

•	to the redemption, repayment or retirement of debt securities of any series under the indenture (including the cancellation by the trustee of any debt securities of any series delivered by Pulte to the trustee), senior indebtedness of Pulte or Guarantor senior indebtedness, or

•	to the purchase by us or any Restricted Subsidiary of property substantially similar to the property sold or transferred.
       In addition, we and our Restricted Subsidiaries may enter into a Sale and Leaseback Transaction if immediately thereafter the sum of (1) the aggregate principal amount of all Secured Debt outstanding (excluding Secured Debt permitted under clauses (1) through (4) described in “Restrictions on Secured Debt,” above or Secured Debt in relation to which the debt securities have been equally and ratably secured) and (2) all Attributable Debt in respect of Sale and Leaseback Transactions (excluding Attributable Debt in respect of Sale and Leaseback Transactions as to which the net proceeds of the property sold or transferred are applied to retire indebtedness or to the purchase of property as described in clause (2) above) as of the date of determination would not exceed 20% of Consolidated Net Tangible Assets.
       Other than the above-described covenants, there are no covenants or provisions contained in the indentures which may afford holders of debt securities protection in the event of a highly leveraged transaction involving Pulte.
Conversion
       If provided in any prospectus supplement, the debt securities will be convertible, at their principal amount or any portion thereof which is an integral multiple of $1,000 at any time prior to their maturity, into our common shares at the conversion price set forth in the applicable prospectus supplement, subject to adjustment in the event of the:

•	subdivision, combination or reclassification of the outstanding common shares;

•	payment in common shares of a dividend or distribution on any class of our capital stock;

•	issuance of rights or warrants to all holders of common shares entitling them to acquire common shares at a price per share less than the current market price; or

•	distribution to holders of common shares of capital stock other than common shares, evidences of indebtedness or assets (including securities, but excluding distributions exclusively in cash, and excluding dividends or distributions paid exclusively in common shares, rights and warrants referred to above).

       We will not be required to issue fractional common shares but will pay a cash adjustment in lieu of such issuance. Except as otherwise provided in the prospectus supplement, interest accrued shall not be paid on debt securities converted. If any debt security not called for redemption is converted between a record date for the payment of interest and the next succeeding interest payment date, such debt security must be accompanied by funds equal to the interest payable on such interest payment date on the principal amount so converted.
       There will be no upward adjustment in the conversion price except in the event of a reverse stock split. We are not required to make any adjustment in the conversion price of less than $0.01, but one will be carried forward and taken into account in the computation of any subsequent adjustment. The conversion price will not be subject to adjustment under any circumstances not referred to in this paragraph, such as tender offers, open market purchases or other acquisitions of common shares by us and/or our subsidiaries, unless otherwise provided with respect to any particular series of debt securities in the applicable prospectus supplement.
       In case of any reclassification (excluding those referred to above), merger, consolidation or sale of substantially all of our assets as an entirety, the holder of each outstanding convertible debt security shall have the right to convert such debt security only into the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of common shares into which such debt security might have been converted immediately prior to the effective date of the transaction.
Certain Definitions
       “Attributable Debt” means, in respect of a Sale and Leaseback Transaction, the present value (discounted at the weighted average effective interest cost per annum of the outstanding debt securities of all series, compounded semiannually) of the obligation of the lessee for rental payments during the remaining term of the lease included in such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended or, if earlier, until the earliest date on which the lessee may terminate such lease upon payment of a penalty (in which case the obligation of the lessee for rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water and utility rates and similar charges.
       “Consolidated Net Tangible Assets” means the total amount of assets which would be included on a combined balance sheet of the Restricted Subsidiaries (not including Pulte) together with the total amount of assets that would be included on Pulte’s balance sheet, not including its subsidiaries, under generally accepted accounting principles (less applicable reserves and other properly deductible items) after deducting therefrom:

(1) all short-term liabilities, except for liabilities payable by their terms more than one year from the date of determination (or renewable or extendible at the option of the obligor for a period ending more than one year after such date) and liabilities in respect of retiree benefits other than pensions for which the Restricted Subsidiaries are required to accrue pursuant to Statement of Financial Accounting Standards No. 106;

(2) investments in subsidiaries that are not Restricted Subsidiaries, including Pulte Mortgage Corporation; and

(3) all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of debt and other intangible assets.
       “Non-Recourse Land Financing” means any indebtedness of ours or any Restricted Subsidiary for which the holder of such indebtedness has no recourse, directly or indirectly, to us or such Restricted

Subsidiary for the principal of, premium, if any, and interest on such indebtedness, and for which we or such Restricted Subsidiary are not, directly or indirectly, obligated or otherwise liable for the principal of, premium, if any, and interest on such indebtedness, except pursuant to mortgages, deeds of trust or other Security Interests or other recourse obligations or liabilities in respect of specific land or other real property interests of ours or such Restricted Subsidiary; provided that recourse obligations or liabilities of ours or such Restricted Subsidiary solely for indemnities, covenants or breach of warranty, representation or covenant in respect of any indebtedness will not prevent indebtedness from being classified as Non-Recourse Land Financing.
       “Restricted Subsidiary” means any Guarantor and any other of our subsidiaries as of the date of the indenture and any successor to such Guarantor or subsidiary other than (i) First Heights Holding Corp., LLC, Pulte Financial Companies, Inc., Pulte Mortgage LLC, Pulte Diversified Companies, Inc. or North American Builders Indemnity Corporation; (ii) Del Webb Mortgage LLC and (iii) any successor to any of the subsidiaries described in clauses (i) and (ii).
       “Sale and Leaseback Transaction” means a sale or transfer made by us or a Restricted Subsidiary (except a sale or transfer made to Pulte or another Restricted Subsidiary) of any (a) manufacturing facility, office building or warehouse whose book value equals or exceeds 1% of Consolidated Net Tangible Assets as of the date of determination or (b) other property (not including model homes) whose book value constitutes 5% or more of Consolidated Net Tangible Assets as of the date of determination, if such sale or transfer is made with the agreement, commitment or intention of leasing such property to us or a Restricted Subsidiary.
       “Secured Debt” means any Indebtedness which is secured by (i) a Security Interest in any of our property or the property of any Restricted Subsidiary or (ii) a Security Interest in shares of stock owned directly or indirectly by us or a Restricted Subsidiary in a corporation or in equity interests owned by us or a Restricted Subsidiary in a partnership or other entity not organized as a corporation or in our rights or the rights of a Restricted Subsidiary in respect of indebtedness of a corporation, partnership or other entity in which we or a Restricted Subsidiary has an equity interest. “Secured Debt” does not include Non-Recourse Land Financing that consists exclusively of “land under development,” “land held for future development” or “improved lots and parcels,” as such categories of assets are determined in accordance with generally accepted accounting principles. The securing in the foregoing manner of any such indebtedness which immediately prior thereto was not Secured Debt shall be deemed to be the creation of Secured Debt at the time security is given.
       “Security Interest” means any mortgage, pledge, lien, encumbrance or other security interest which secures the payment or performance of an obligation.
DESCRIPTION OF CAPITAL STOCK
       The following general summary of our capital stock and certain provisions of the Michigan Business Corporation Act (“MBCA”) is qualified in its entirety by reference to our articles of incorporation, as amended (the “Articles of Incorporation”), and the MBCA.
Common Shares
       We are authorized by our Articles of Incorporation to issue 400,000,000 common shares. On April 30, 2006, 256,599,768 common shares were issued and outstanding.
       The holders of our common shares are entitled to one vote for each share on all matters voted on by shareholders, including election of directors. The holders of our common shares do not have any cumulative value, conversion, redemption, sinking fund or preemptive rights. In the event of our dissolution, liquidation or winding up, holders of our common shares will be entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of our indebtedness, and the aggregate liquidation preference of any preferred shares then outstanding.

       Our common shares are listed on the New York Stock Exchange. We intend to apply to the New York Stock Exchange to list the additional common shares offered hereby and issuable upon conversion of convertible securities, if any. Equiserve, L.P. is the transfer agent and registrar for our common shares.
Preferred Shares
       We are also authorized by our Articles of Incorporation to issue 50,000,000 preferred shares, par value $.01 per share, none of which have been issued. Our Board of Directors has authority to divide the 50,000,000 preferred shares into series and to fix the rights and preferences of any series so established. Variations between different series may be created by the Board of Directors with respect to such matters as voting rights, rate of dividend, priority of payment, rights of accumulation, redemption or signing fund terms, preferences upon liquidation or dissolution, conversion rights and any other preferences or rights.
       If we offer preferred shares pursuant to this prospectus in the future, the applicable prospectus supplement will describe the terms of such preferred shares, including the following, where applicable:

•	the designation of the shares and the number of shares that constitute the series;

•	the dividend rate (or the method of calculating dividends), if any, on the shares of the series and the priority as to payment of dividends with respect to other classes or series of our shares of capital stock;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred shares will accumulate;

•	the dividend periods (or the method of calculating the dividend periods);

•	the voting rights of the preferred shares, if any;

•	the liquidation preference and the priority as to payment of the liquidation preference with respect to other classes or series of our capital stock and any other rights of the shares of the class or series upon our liquidation or winding-up;

•	whether or not the shares of the series will be convertible and, if so, the security into which they are convertible and the terms and conditions of conversion, including the conversion price or the manner of determining it;

•	whether or not and on what terms the shares of the series will be subject to redemption or repurchase at our option;

•	whether the preferred shares of the series will be listed on a national securities exchange or quoted on an automated quotation system;

•	federal income tax considerations; and

•	the other material terms, rights and privileges and any qualifications, limitations or restrictions of the rights or privileges of the series.
       The description in the prospectus supplement will not necessarily be complete, and reference will be made to the provisions of our Articles of Incorporation relating to a series of preferred shares which will be filed with the SEC.
Depositary Shares
       We may elect to offer fractional preferred shares rather than full preferred shares. If so, we will issue “depositary receipts” for these “depositary shares.” Each depositary share will represent a fraction of a share of a particular series of preferred shares. If we offer depositary shares pursuant to these provisions in the future, the applicable prospectus supplement will describe the terms of the depository shares and the underlying preferred shares to which the depositary shares relate.

       The description in the prospectus supplement will not necessarily be complete, and reference will be made to the deposit agreement relating to the depositary shares which will be filed with the SEC.
Voting Rights
       Our Articles of Incorporation provide that the Board of Directors will be divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. The present Board of Directors consists of 12 persons who were elected to the Board of Directors for terms of three years each by our shareholders. Our Articles of Incorporation also provide that to the extent holders of preferred shares are given the right, voting separately or by class or series, to elect directors, such directors shall not be divided into the foregoing classes.
       Our Articles of Incorporation require, in addition to any vote required by law, the affirmative vote of the holders of at least 69.3% of the shares voting at a meeting of shareholders in connection with (a) any merger or consolidation of Pulte or any subsidiary with any “Interested Shareholder,” as defined therein, or any corporation which is, or after the merger or consolidation would be, an “Affiliate,” as defined therein, of an Interested Shareholder that was an Interested Shareholder prior to the transaction; (b) certain transfers to any Interested Shareholder or Affiliate of an Interested Shareholder, other than Pulte or any of our subsidiaries, of any of our assets or any subsidiary which have an aggregate book value of 10% or more of consolidated net worth; (c)certain transfers by us or any subsidiary of “Equity Securities,” as defined therein, of Pulte or any subsidiary which have an aggregate market value of 5% or more of the total market value of our outstanding shares to any Interested Shareholder or Affiliate of an Interested Shareholder, other than us or our subsidiaries (subject to certain exceptions); (d) the adoption of any plan or proposal for our liquidation or dissolution proposed by or on behalf of an Interested Shareholder or any Affiliate of an Interested Shareholder, (e) any reclassification of securities or recapitalization of Pulte, or any merger, consolidation or share exchange by us with any of our subsidiaries which has the effect of increasing the proportionate amount of the outstanding shares of any class of our Equity Securities or Equity Securities of any subsidiary which is owned by an Interested Shareholder or any Affiliate of an Interested Shareholder (each of the Transactions referred to in clauses (a) through (e), a “Business Combination”); or (f) any agreement, contract or arrangement providing for one or more of the foregoing. An “Interested Shareholder” generally includes any beneficial owner of 10% or more of the voting power of Pulte or any Affiliate of ours that at any time within the two year period prior to the date in question was the beneficial owner of 10% or more of the voting power of Pulte.
       The foregoing supermajority vote is not required if (i) the Board of Directors approves such Business Combination and either the Interested Shareholder has been an Interested Shareholder for at least two years prior to the date of the Board approval or such proposed transaction was approved by the Board prior to the time the Interested Shareholder became an Interested Shareholder or (ii) a majority of the outstanding stock of such other corporation is owned by us or our subsidiaries.
       The foregoing supermajority provisions may only be amended by the affirmative vote of 69.3% of the shares voting on the proposed amendment at a meeting of shareholders, in addition to any vote otherwise required by law.
Certain Provisions of the Michigan Business Corporation Act
       Chapters 7A and 7B of the Michigan Business Corporation Act (“MBCA”) may affect attempts to acquire control of Pulte. Pursuant to our Articles of Incorporation, we have expressly elected not to be subject to the provisions of Chapter 7A of the MBCA; however, the Board of Directors may terminate this election in whole or in part by action of the majority of directors then in office. Chapter 7A applies to “Business Combinations,” defined to include, among other transactions, certain mergers, substantial sales of assets or securities and recapitalizations between covered Michigan business corporations or their subsidiaries and an “Interested Shareholder” (generally a beneficial owner of 10% or more of the voting power of the Company’s outstanding voting stock). In general, Chapter 7A requires, for any Business Combination, an advisory statement from the Board of Directors, the approval of holders of at least 90%

of each class of the shares entitled to vote and the approval of holders of at least two-thirds of such voting shares not held by the Interested Shareholder, its affiliates and associates. These requirements do not apply, however, where the Interested Shareholder satisfies certain “fair price,” form of consideration and other requirements and at least five years have elapsed after the person involved became an Interested Shareholder. Our Board of Directors has the power to elect to be subject to Chapter 7A as to specifically identified or unidentified Interested Shareholders.
       We are, however, subject to the provisions of Chapter 7B of the MBCA. Generally, under Chapter 7B, an entity that acquires “Control Shares” of Pulte may vote the Control Shares on any matter only if a majority of all shares, and of all non “Interested Shares,” of each class of shares entitled to vote as class, approve such voting rights. In general, “Interested Shares” are shares owned by employee-directors of Pulte, all its officers, or the entity making the “Control Share Acquisition.” “Control Shares” are shares that, when added to those already owned by an entity, would give the entity voting power in the election of directors over any of three thresholds: one-fifth, one-third and a majority. If Control Shares acquired in a Control Share Acquisition are accorded full voting rights and the acquirer of such Control Shares has acquired a majority of all voting power of Pulte, Chapter 7B would afford special dissenters’ rights to our shareholders other than the acquiring person, unless otherwise provided in our Articles of Incorporation or Bylaws before the Control Share Acquisition occurs. The effect of the statute is to condition the acquisition of voting control of the corporation on the approval of a majority of pre-existing disinterested shareholders. Our Board of Directors may amend the Bylaws before a Control Share Acquisition occurs to provide that Chapter 7B applies to Pulte. Our Board of Directors currently has no plans to effect any such amendment, nor is it aware of any other plans or proposals to do so by a shareholder.
DESCRIPTION OF WARRANTS
       We may issue warrants to purchase debt securities, common shares, or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.
       The prospectus supplement relating to any warrants we are offering will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the debt securities, common shares or other securities purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants; and

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

       The description in the prospectus supplement will not necessarily be complete, and reference will be made to the warrant agreements which will be filed with the SEC.
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS
       We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of common shares at a future date or dates, which we refer to in this Prospectus as “Stock Purchase Contracts.” The price per common share and number of common shares may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of units consisting of a Stock Purchase Contract and our debt securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders’ obligations to purchase the common shares under the Stock Purchase Contracts, which we refer to in this Prospectus as “Stock Purchase Units.” The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner. The Stock Purchase Contracts also may require us to make periodic payments to the holders of the Stock Purchase Units or vice-versa and such payments may be unsecured or prefunded on some basis.
       The applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the Stock Purchase Contracts, and, if applicable, collateral or depositary arrangements, relating to the Stock Purchase Contracts or Stock Purchase Units. Material United States federal income tax considerations applicable to the Stock Purchase Units and the Stock Purchase Contracts will also be discussed in the applicable prospectus supplement.
PLAN OF DISTRIBUTION
       We may sell the offered securities in and outside the United States from time to time (a) through underwriters or dealers, (b) directly to purchasers, including our affiliates, (c) through agents, or (d) through a combination of any of these methods. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities from us;

•	the net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.
General
       Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act of 1933. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act of 1933. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement.
Sale Through Underwriters or Dealers
       If we use underwriters in a sale, they will acquire the offered securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions. These sales will be made at a fixed public offering price or at varying prices determined at the time of the sale.
       We may offer the securities to the public through an underwriting syndicate or through a single underwriter.
       Unless the applicable prospectus supplement states otherwise, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless the applicable prospectus supplement says otherwise. Any initial public offering price and any discounts or concessions allowed, re-allowed or paid to dealers may be changed from time to time.
       If we use dealers in a sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.
Direct Sales and Sales Through Agents
       We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its best efforts to solicit purchases for the period of its appointment.
       We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.
Delayed Delivery Contracts
       If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.
Indemnification
       We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.
Market Making, Stabilization and Other Transactions
       Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.
       Any underwriter may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.
       Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.
EXPERTS
       The consolidated financial statements of Pulte Homes, Inc. appearing in Pulte Homes, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005, and Pulte Homes, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
LEGAL MATTERS
       The validity of the debt securities, the guarantees, common shares, warrants, preferred shares, depositary shares, stock purchase contracts and stock purchase units will be passed upon for Pulte and, if applicable, the Guarantors, by Sidley Austin LLP, Chicago, Illinois.
WHERE YOU CAN FIND MORE INFORMATION
       We file annual, quarterly and special reports and other information with the SEC. The registration statement and these other SEC filings are available to you at the SEC’s website at http://www.sec.gov. You may read and copy any filed document at the SEC’s public reference rooms in Washington, D.C. at 100 F Street, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You also may inspect our SEC filings at the New York Stock Exchange, the exchange on which our common shares are listed, at 20 Broad Street, 7th Floor, New York, NY 10005.
       This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its web site.
       The SEC allows us to “incorporate by reference” information in documents that we file with them, which means that we can disclose important information to you by referring you to those documents that are considered to be part of this prospectus. We incorporate by reference the following documents into this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2005

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

•	our Current Reports on Form 8-K dated February 3, 2006, February 17, 2006 and April 27, 2006; and

•	the description of our common shares contained in Item 1 of our Registration Statement on Form 8-A filed with the SEC on May 17, 1983, Item 4 of our Registration Statement on Form 8-B filed with the SEC on May 16, 1985 and Item 4 of our Registration Statement on Form 8-B filed with the SEC on December 18, 1987, each pursuant to Section 12 of the Exchange Act.
       We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the securities we are offering. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified in or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement. You may request copies of these filings at no cost, by writing or telephoning us at the following address:
Investor Relations
Pulte Homes, Inc.
100 Bloomfield Hills Parkway, Suite 300
Bloomfield Hills, Michigan 48304
(248) 647-2750
Telecopy: (248) 433-4543
       You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information or to make any representations other than as contained in this prospectus or in any prospectus supplement. We are not making any offer of these securities in any state where the offer is not permitted.
       We maintain a website at http://www.pulte.com. Our website and the information at that site, or connected to that site, is not incorporated into this prospectus, any prospectus supplement or the registration statement of which this prospectus is a part.

$150,000,000 7.375% Senior Notes due 2046

PROSPECTUS SUPPLEMENT
May 10, 2006

Book Running Manager
Wachovia Securities
Co-Managers

Citigroup	Merrill Lynch & Co.	UBS Investment Bank